Filed Pursuant to 424(b)(4)
Registration File No. 333-149167

PROSPECTUS

10,000,000 Shares

Common Stock

$20.00 per share

American Capital Agency Corp. is a newly-organized Delaware corporation formed to invest exclusively in single-family residential mortgage pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. We will be externally managed and advised by American Capital Agency Management, LLC, a subsidiary of a wholly-owned portfolio company of American Capital Strategies, Ltd., the only private equity fund and the largest alternative asset management company in the S&P 500. With $19 billion in capital resources under management, as of December 31, 2007, American Capital Strategies, Ltd. is the largest U.S. publicly-traded alternative asset manager. We will elect to be taxed, and intend to qualify, as a real estate investment trust for federal income tax purposes.

This is our initial public offering. We are offering a total of 10,000,000 shares of our common stock in this offering. Prior to this offering, there has been no public market for our common stock. Our common stock has been approved for listing on The NASDAQ Global Market under the symbol “AGNC.”

Simultaneously with the completion of this offering, American Capital Strategies, Ltd., or American Capital, will purchase $100 million of our common stock at the initial public offering price (or 5,000,000 shares) in a private placement, resulting in its ownership of approximately 33.3% of our outstanding common stock upon completion of this offering (or 30.3% if the underwriters exercise the over-allotment option described below in full).

Shares of our common stock are subject to ownership limitations that are intended to assist us in qualifying and maintaining our qualification as a real estate investment trust. Our amended and restated certificate of incorporation contains certain restrictions relating to the ownership and transfer of our common or capital stock, including a 9.8% ownership limit. Our Board of Directors has granted American Capital an exemption from this ownership limitation.

Investing in our common stock involves significant risks. See “ Risk Factors” beginning on page 14 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$20.00	$200,000,000

Underwriting Discount	$1.25	$12,500,000

Proceeds to American Capital Agency Corp. (before expenses)	$18.75	$187,500,000

We have granted the underwriters an option to purchase up to an additional 1,500,000 shares of our common stock at the initial public offering price, less the underwriting discount, within 30 days after the date of this prospectus solely to cover over-allotments, if any.

The underwriters expect to deliver shares to purchasers on or about May 20, 2008.

Citi	Merrill Lynch & Co.

Credit Suisse	Deutsche Bank Securities	Morgan Stanley

Banc of America Securities LLC	HSBC	JMP Securities	RBC Capital Markets

May 14, 2008

You should rely only on the information contained in this prospectus. We and the underwriters have not authorized anyone to provide you with information that is different from or additional to that contained in this prospectus. This prospectus may only be used where it is legal to sell our common stock. The information in this prospectus may only be accurate on the date of this prospectus.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus to that jurisdiction.

Dealer Prospectus Delivery Requirement

Until June 8, 2008 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

This summary highlights key aspects of this offering. This summary is not complete and does not contain all of the information that you should consider before investing in shares of our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus before investing in our common stock. Except where the context suggests otherwise, in this prospectus “we,” “us” and “our” refer to American Capital Agency Corp. and its subsidiaries, “our Manager” refers to American Capital Agency Management, LLC, “American Capital” refers to American Capital Strategies, Ltd. and “GAAP” refers to accounting principles generally accepted in the United States. Unless indicated otherwise, the information in this prospectus assumes that (i) 10,000,000 shares of our common stock will be sold in this offering at $20.00 per share, and (ii) no exercise by the underwriters of their option to purchase up to an additional 1,500,000 shares of our common stock solely to cover over-allotments, if any.

Our Company

We are a newly-organized, Delaware corporation formed to invest exclusively in single-family residential mortgage pass-through securities and collateralized mortgage obligations, or CMOs, for which the principal and interest payments are guaranteed by:

•	a U.S. Government agency such as the Government National Mortgage Association, or GNMA, or

•	a U.S. Government-sponsored entity such as the Federal National Mortgage Association, or FNMA, and the Federal Home Loan Mortgage Corporation, or FHLMC.

We refer to these types of securities as agency securities and the specific agency securities in which we will invest as our investment portfolio. We will commence operations upon completion of this offering.

Our principal goal will be to generate net income for distribution to our stockholders through regular quarterly dividends, from our net interest income, which is the spread between the interest income earned on our investment portfolio and the interest costs of our borrowings and hedging activities. We intend to fund our investments primarily through short-term borrowings structured as repurchase agreements. Recent adverse developments in the residential mortgage market have caused a significant disruption in financing for residential mortgage-backed securities, or RMBS. Despite these market disruptions, we believe that financing of agency securities will continue to be available on favorable terms.

We intend to qualify as a real estate investment trust, or REIT, for federal income tax purposes and will elect to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, commencing with our taxable year ending December 31, 2008. We generally will not be subject to federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our intended qualification as a REIT.

Our Manager

We will be externally managed and advised by American Capital Agency Management, LLC, or our Manager, pursuant to the terms of a management agreement. Our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our Board of Directors. Our Manager is a subsidiary of a wholly-owned portfolio company of American Capital Strategies, Ltd., or American Capital, the only private equity fund and the largest alternative asset management company in the S&P 500. With $19 billion in capital resources under management, as of December 31, 2007, American Capital is the largest U.S. publicly-traded alternative asset manager. Members of American Capital’s senior management and its RMBS investment team will serve as our Manager’s officers. Because neither we nor our Manager will have any employees, our Manager will enter into an administrative services agreement with American Capital, pursuant to which our Manager will have access to American Capital’s employees, infrastructure, business relationships, management expertise and capital raising capabilities. This access to

American Capital’s infrastructure will allow our Manager to dedicate its time to managing our investment portfolio on our behalf so that we may fully take advantage of opportunities in the agency securities market.

American Capital Strategies, Ltd. (Nasdaq: ACAS)

American Capital had approximately $19 billion of capital resources under management and over 300 investment professionals as of December 31, 2007. American Capital’s business consists of two primary segments—its middle-market investment portfolio and its global alternative asset management business. American Capital, both directly and through its global alternative asset management business, is an investor in management and employee buyouts, private equity buyouts and early stage and mature private and public companies. From its initial public offering in 1997 to December 31, 2007, it has invested directly and through its funds under management, including funds committed but undrawn under credit facilities and equity commitments, approximately $6 billion in equity securities and approximately $20 billion in debt securities of middle market companies including approximately $1 billion in commercial mortgage-backed securities, or CMBS, and approximately $0.3 billion in collateralized debt obligations, or CDOs.

In September 2007, American Capital hired its eight-member RMBS investment team, led by Mr. Russell Jeffrey, our Chief Investment Officer, in order to pursue various RMBS investment strategies. Prior to the hiring of its RMBS investment team, American Capital did not pursue a residential real estate or agency security investment strategy, and therefore, neither our Manager nor American Capital has extensive institutional experience in acquiring or financing agency securities. Since October 2007, American Capital has invested approximately $130 million in a mortgage opportunities fund that is substantially owned by American Capital and managed by American Capital’s RMBS investment team. This fund invests in RMBS, including agency securities, and will directly compete with us. American Capital will agree that so long as the Manager or an affiliate of American Capital continues to manage our company, it will not sponsor an investment vehicle that invests predominantly in whole pool agency securities other than us. This restriction would not prevent American Capital or an affiliate of American Capital from investing in or sponsoring an investment vehicle that targets investments in agency securities (as long as that entity also targets investments in other types of investments), and as a result, American Capital or an affiliate of American Capital may compete with us. Whole pool agency securities are mortgage-backed securities issued by FNMA, FHLMC or GNMA, which represent an undivided beneficial ownership interest in a group or pool of one or more mortgages.

American Capital has developed an institutionalized approach to its global alternative asset management business through experienced management, supported by a fully-integrated organization and infrastructure. Through the administrative services agreement, our Manager will have access to American Capital’s infrastructure including its extensive financial reporting operations, dedicated equity and debt capital markets fund raising teams, as well as its business development and legal teams. Over the years, American Capital has developed comprehensive financial monitoring policies and procedures, which we believe will be beneficial to us as we increase our investment portfolio over time. See “Our Manager, American Capital and the Management Agreement—American Capital Strategies, Ltd.”

Simultaneously with the completion of this offering, American Capital will purchase $100 million of our common stock at the initial public offering price (or 5,000,000 shares) in a private placement, resulting in its ownership of approximately 33.3% of our outstanding common stock upon completion of this offering (or 30.3% if the underwriters exercise the over-allotment option described below in full). American Capital has agreed that, for a period of 365 days after the date of this prospectus, it will not, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dispose of or hedge 2,500,000 shares of the 5,000,000 of our common stock that it will purchase in the concurrent private placement, subject to certain exceptions and extension in certain circumstances. American Capital has also indicated to us that it does not presently intend to sell or otherwise dispose of 2,500,000 of the shares of our common stock that it will purchase in the concurrent private placement for at least three years after the date of this prospectus. American Capital has also agreed to a 180-day lock-up with respect to the remaining shares of our common stock that it purchases in the concurrent private placement.

Investment Considerations

When making an investment in our common stock you should consider the following:

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Access to an Established Asset Manager with an Extensive Infrastructure. Our Manager is a subsidiary of a wholly-owned portfolio company of American Capital. Our Manager will have access to American Capital’s infrastructure, including its extensive financial reporting operations, its dedicated equity and debt capital markets fund raising teams, as well as its business development and legal teams. Over the years, American Capital has developed comprehensive financial monitoring and risk management policies and procedures, all of which we believe will be beneficial to us.

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Experienced RMBS Investment Team. Mr. Jeffrey, our Senior Vice President and Chief Investment Officer, has over 20 years of experience trading and investing in RMBS. Since joining American Capital in September 2007, Mr. Jeffrey has led American Capital’s eight-member RMBS investment team, which includes Mr. Raymond Yu and Mr. Edward Smith, each of whom is an officer of our Manager. Messrs. Jeffrey, Yu and Smith have an average of 21 years RMBS investing experience and have worked together for the majority of their professional careers. We expect American Capital’s experienced investment team to be a differentiating competitive advantage relative to our competitors.

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Focused Investment Strategy for Agency Securities. Our investment strategy seeks to optimize our risk adjusted returns by creating an investment portfolio consisting exclusively of agency securities. Because we will invest exclusively in agency securities, our investment portfolio will have limited credit risk due to the guarantee of principal and interest payments by a U.S. Government agency or U.S. Government-sponsored entity. We expect our focused investment strategy to be a competitive advantage relative to other residential mortgage investors that have experienced a deterioration in the credit performance of their residential mortgage loan investment portfolios.

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Access to American Capital’s Fund Raising Capabilities. We will have access to American Capital’s infrastructure, including its dedicated equity and debt capital markets teams, which collectively have 19 employees, as of December 31, 2007. Since its initial public offering in 1997 through December 31, 2007, American Capital has completed 31 common stock offerings raising net proceeds in excess of $5 billion, successfully raised approximately $4 billion of public and private term debt and completed 10 securitization transactions totaling approximately $3 billion. Additionally, American Capital has equity and debt financing contacts with more than 40 global financial institutions. We believe that having access to American Capital’s fund raising experience provides a competitive advantage relative to our competitors and will assist us in our efforts to build our investment portfolio over time.

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Significant Alignment of American Capital’s Interests. American Capital will purchase $100 million of our common stock at the initial public offering price in a private placement, resulting in its ownership of approximately 33.3% of our outstanding common stock upon completion of this offering (or 30.3% if the underwriters exercise the over-allotment option described below in full). We believe that American Capital’s significant ownership of our common stock upon completion of this offering will align American Capital’s interests with our interests.

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Clean Balance Sheet With No Legacy Investment Portfolio. As a newly-formed entity with no legacy investments, we intend to build an initial investment portfolio consisting exclusively of agency securities that will be acquired after this offering. As a result, the performance of our initial investment portfolio will not be affected by any previously purchased agency securities generating lower net interest income.

Summary Risk Factors

An investment in shares of our common stock involves significant risks. You should consider carefully the risks discussed below and under “Risk Factors” on page 14 before investing in our common stock.

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We have no operating history and no investment portfolio and may not be able to successfully operate our business or generate sufficient net interest income to make or sustain distributions to our stockholders.

•	We may change our targeted investments and investment guidelines without stockholder consent.

•	American Capital will own a significant percentage of our common stock, which could result in significant influence over the outcome of matters submitted to the vote of our stockholders.

•

We have no dedicated employees and our Manager will be responsible for making all of our investment decisions. None of our or our Manager’s officers are required to devote any specific amount of time to our business and each of them may provide their services to American Capital, its affiliates and sponsored investment vehicles or other entities not affiliated with American Capital, which could result in conflicts of interest.

•	Our Manager and American Capital do not have an extensive institutional history in acquiring or financing agency securities.

•

We are completely dependent upon our Manager and certain key personnel of American Capital who provide services to us through the management agreement and the administrative services agreement and we may not find suitable replacements for our Manager and these personnel if the management agreement and the administrative services agreement are terminated or such key personnel are no longer available to us.

•	The management agreement was not negotiated on an arm’s-length basis and the terms, including fees payable, may not be as favorable to us as if it were negotiated with an unaffiliated third party.

•	Our Manager’s management fee is payable regardless of our performance.

•	Our hedging strategies may not be successful in mitigating the risks associated with interest and/or prepayment rates.

•	Our strategy involves significant leverage, which may cause substantial losses.

•

Continued adverse developments in the residential mortgage market, including recent defaults, credit losses and liquidity concerns, could make it difficult for us to borrow money to acquire agency securities on a leveraged basis, on favorable terms or at all, which could adversely affect our profitability.

•

Pursuant to the terms of borrowings under our master repurchase agreements, we will be subject to margin calls that could result in defaults or force us to sell assets under adverse market conditions or through foreclosure.

•	We have not yet identified the specific agency securities in which we will invest the net proceeds of this offering.

•	Because we may acquire fixed-rate securities, an increase in interest rates on our borrowings may adversely affect our profitability and book value.

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Continued adverse developments in the broader residential mortgage market may adversely affect the value of the agency securities in which we intend to invest and our ability to finance the agency securities that we acquire.

•	Differences in timing of interest rate adjustments on adjustable-rate agency securities we may acquire and our borrowings may adversely affect our profitability.

•	Changes in prepayment rates may adversely affect our profitability.

•	To the extent that we invest in agency securities that are guaranteed by FNMA and FHLMC we are subject to the risk that these U.S. Government-sponsored entities may not be able to fully satisfy their guarantee obligations, which may adversely affect the value of our investment portfolio and our ability to sell or finance these securities.

•	There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you purchase.

•	The market price and trading volume of our common stock may be volatile following this offering.

•	We have not established a minimum dividend payment level and we cannot assure you of our ability to pay dividends in the future.

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If we do not qualify as a REIT or fail to remain qualified as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

•	REIT distribution requirements could adversely affect our ability to execute our business plan.

•	Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

•	Loss of our exemption from regulation pursuant to the Investment Company Act would adversely affect us.

Our Investment Strategy

Our investment strategy is designed to:

•	build an investment portfolio consisting exclusively of agency securities that seeks to generate attractive risk-adjusted returns;

•	manage financing, interest and prepayment rate risks;

•	capitalize on discrepancies in the relative valuations in the agency securities market;

•	provide regular quarterly distributions to stockholders;

•	qualify as a REIT; and

•	remain exempt from the requirements of the Investment Company Act.

We expect to employ the expertise and experience of American Capital’s RMBS investment team to build an investment portfolio consisting exclusively of agency securities that incorporates our Manager’s understanding and outlook of the RMBS market by capitalizing on changes in the prepayment and interest rate environment both currently, due to disruptions throughout the mortgage market, and going forward as future trends emerge.

Our Targeted Investments

Agency securities consist of single-family residential pass-through certificates and CMOs for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity.

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Single-Family Residential Pass-Through Certificates. Single-family residential pass-through certificates are securities representing interests in “pools” of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the security, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities.

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Collateralized Mortgage Obligations (CMOs). CMOs are structured instruments comprised of agency securities. Interest and principal, if applicable, plus pre-paid principal, on a CMO are paid on a monthly basis. CMOs consist of multiple classes of securities, with each class bearing different stated maturity dates. Monthly payments of principal, including prepayments, are first returned to investors holding the shortest maturity class; investors holding the longer maturity classes receive principal only after the first class has been retired.

These securities are collateralized by either fixed-rate mortgage loans, or FRMs, adjustable-rate mortgage loans, or ARMs, or hybrid ARMs. Hybrid ARMs are mortgage loans that have interest rates that are fixed for an initial period (typically three, five, seven or 10 years) and thereafter reset at regular intervals subject to interest rate caps. Our allocation between securities collateralized by FRMs, ARMs or hybrid ARMs will depend on various factors including, but not limited to, relative value, expected future prepayment trends, supply and demand, costs of hedging, costs of financing, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. We intend to take these factors into account when we consider making these types of investments.

Investment Committee and Investment Guidelines

Our Manager has established an investment committee, which consists of Messrs. Malon Wilkus, John R. Erickson, Samuel A. Flax, Robert K. Grunewald and Thomas A. McHale, each of whom are officers of our Manager. The investment committee has proposed investment guidelines which have been approved by our Board of Directors. The investment committee will meet monthly to discuss diversification of our investment portfolio, hedging and financing strategies and compliance with the investment guidelines. Our Board of Directors will receive an investment report and review our investment portfolio and related compliance with the investment guidelines on at least a quarterly basis. Our Board of Directors will not review or approve individual investments unless the investment is outside our operating policies or investment guidelines.

The investment committee has proposed, and our Board of Directors has approved, the following investment guidelines:

•	no investment shall be made in any non-agency securities;

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our leverage may not exceed 10 times our stockholders’ equity (as computed in accordance with GAAP), which we refer to as our leverage threshold. In the event that our leverage inadvertently exceeds the leverage threshold, we may not utilize additional leverage without prior approval from our Board of Directors until we are once again in compliance with the leverage threshold;

•	no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes;

•	no investment shall be made that would cause us to be regulated as an investment company under the Investment Company Act; and

•	prior to entering into any proposed investment transaction with American Capital or any of its affiliates, a majority of our independent directors must approve the terms of the transaction.

The investment committee may change these investment guidelines at any time with the approval of our Board of Directors, but without any approval from our stockholders.

Our Financing Strategy

As part of our investment strategy, we intend to borrow against our investment portfolio pursuant to our master repurchase agreements. We expect that our borrowings pursuant to repurchase transactions under such master repurchase agreements generally will have maturities that range from 30 to 90 days, but may have maturities of up to 364 days. We expect our leverage will range between five to 10 times the amount of our stockholder’s equity (calculated in accordance with GAAP), which must comply with the leverage threshold requirements in our investment guidelines. We have entered into master repurchase agreements with twelve financial institutions.

Our Hedging Strategy

As part of our risk management strategy, we may hedge our exposure to interest rate and prepayment risk as our Manager determines is in our best interest given our investment strategy, the cost of the hedging transactions and our intention to qualify as a REIT. As a result, we may elect to bear a level of interest rate or prepayment risk that could otherwise be hedged when management believes, based on all relevant facts, that bearing the risk enhances our risk/return profile. We may enter into interest rate caps, collars, floors, forward contracts, futures or swap agreements to attempt to mitigate the risk of the cost of our variable rate liabilities increasing at a faster rate than the earnings on our assets during a period of rising interest rates. We intend to implement part of our hedging strategy through American Capital Agency TRS, LLC, our domestic taxable REIT subsidiary, or TRS, which will be subject to federal, state and, if applicable, local income tax.

Our Management Agreement

A management agreement will govern the relationship between us and our Manager and will describe the services to be provided by our Manager and its compensation for those services. Under the management agreement, our Manager, subject to the supervision of our Board of Directors, will be required to oversee our business affairs in conformity with the operating policies and the investment guidelines that are proposed by the investment committee of our Manager and approved by our Board of Directors. Our Manager’s obligations and responsibilities under the management agreement will include asset selection, asset management and investment portfolio risk management.

The management agreement will have an initial term expiring on May 20, 2011, and will automatically be renewed for one-year terms thereafter unless terminated by us for cause or by us or our Manager upon at least 180-days notice prior to the end of the initial term or any automatic renewal term.

Our Manager will also enter into an administrative services agreement with American Capital, pursuant to which our Manager will have access to American Capital’s infrastructure, enabling us to access its extensive financial reporting operations, its dedicated equity and debt capital markets fund raising teams, as well as its business development and legal teams. Members of American Capital’s senior management and its RMBS investment team will serve as our Manager’s officers.

The following table summarizes the fees payable to our Manager pursuant to the management agreement:

Fee	Summary Description
Management Fee

The management fee will be payable monthly in arrears in an amount equal to 1/12 of 1.25% of our Equity (as defined below).

“Equity” equals our month-end stockholders’ equity, adjusted to exclude the effect of any unrealized gains or losses included in either retained earnings or other comprehensive income (loss), each as computed in accordance with GAAP.

There is no incentive compensation payable to our Manager pursuant to the management agreement.

Expense Reimbursement	Reimbursement of expenses directly related to our operations incurred by our Manager, but excluding employment-related expenses of our Manager’s officers and any American Capital employees who provide services to us pursuant to the management agreement.

Termination Fee	The termination fee, payable for non-renewal of the management agreement without cause, will be equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination.

Our Structure

The following chart shows the structure of our organization following the completion of this offering and the related transactions:

(1)	Our Manager will enter into an administrative services agreement with American Capital.
(2)	Taxable REIT subsidiary.

Conflicts of Interest in Our Relationship with Our Manager, Our Management Team and American Capital

Management Agreement

We, our officers, certain of our directors and our Manager will face conflicts of interest because of our relationships with each other. We were formed by American Capital, the indirect owner of our Manager, and the terms of our management agreement, including fees payable, were not negotiated on an arm’s-length basis, and its terms may not be as favorable to us as if it was negotiated with an unaffiliated party. The compensation we will pay to our Manager consists of a management fee, which is not tied to our performance. The management fee is paid regardless of our performance and it may not provide sufficient incentive to our Manager to seek to achieve attractive risk-adjusted returns for our investment portfolio. This could result in increased risk to our investment portfolio.

Our management agreement may only be terminated without cause, as defined in the management agreement, after the completion of its initial term on May 20, 2011, or the expiration of each automatic annual renewal term. We are required to provide 180-days prior notice of non-renewal of the management agreement and must pay a termination fee on the last day of the initial term or any automatic renewal term, equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination. We may only not renew the management agreement with or without cause with the consent of the majority of our independent directors. These provisions make it difficult to terminate the management agreement and increase the effective cost to us of not renewing the management agreement.

Time Commitments of Our Management Team

Our Manager will be responsible for making all of our investments. Each of our and our Manager’s officers, as well as the members of American Capital’s RMBS investment team who will provide services to us, is an employee of American Capital or its affiliates and none of them will devote his time to us exclusively. Each of Messrs. Wilkus, Erickson, Flax, Grunewald and McHale, who are members of our Manager’s investment committee, is an officer of American Capital and has significant responsibilities to American Capital and certain of its various portfolio companies, affiliated entities or managed funds. Messrs. Jeffrey, Yu and Smith and the five other members of American Capital’s RMBS investment team will provide services to us and may provide services to American Capital or other RMBS investment vehicles that have been or may be sponsored by American Capital in the future.

In addition, Mr. Jeffrey is currently the majority owner and a managing member of Providence Investment Management, LLC, or PIM, an investment advisor that is not affiliated with American Capital. PIM manages investment vehicles that, as of December 31, 2007, had approximately $134 million in total assets and invest in RMBS and associated mortgage derivatives. For so long as Mr. Jeffrey is employed by American Capital, he has agreed with American Capital that investment vehicles managed by PIM will not purchase investments in whole pool agency securities and related derivative securities. He has also agreed with American Capital that he will devote his full-time attention and energies to his employment with American Capital, but he will be entitled to continue to provide services to PIM and investment vehicles managed by PIM as long as these activities do not detract significantly from his work on behalf of American Capital and he devotes such of his time and effort to managing American Capital-sponsored RMBS investment vehicles, including our company, as is reasonably necessary and appropriate. For so long as he is an employee of American Capital, Mr. Jeffrey will cause all management fees earned by PIM to be assigned to American Capital or a designee of American Capital, but he will be entitled to retain all incentive fees earned by PIM. Due to the fact that each of our and our Manager’s officers and American Capital’s RMBS investment team are responsible for providing services to American

Capital and/or certain of its portfolio companies, affiliated entities or managed funds and Mr. Jeffrey, through PIM, continues to manage investment vehicles not affiliated with American Capital for which he is entitled to earn incentive fees, they may not devote sufficient time to the management of our business operations.

American Capital and Mr. Jeffrey have agreed that for a period of six months following termination of his employment without cause and 12 months following termination of his employment with cause, he will not compete with American Capital by engaging in residential mortgage investing in the United States. During the non-compete period, Mr. Jeffrey will be permitted to continue to act as a managing member of PIM and make or manage investments in residential mortgage securities through PIM other than whole pool agency securities and related derivative securities. We are not a party to the agreement between Mr. Jeffrey and American Capital and cannot assure you that American Capital will enforce this agreement.

Investment Activities

American Capital

Since October 2007, American Capital has invested approximately $130 million in a mortgage opportunities fund that is substantially owned by American Capital and managed by American Capital’s RMBS investment team. This fund invests in RMBS, including agency securities, and will directly compete with us. American Capital has agreed that so long as our Manager or an affiliate of American Capital continues to manage our company, it will not sponsor an investment vehicle that invests predominantly in whole pool agency securities other than us. This restriction would not prevent American Capital or an affiliate of American Capital from investing in or sponsoring an investment vehicle that targets investments in agency securities (as long as that entity also targets investments in other types of investments), and as a result, American Capital or an affiliate of American Capital may compete with us. We expect our Board of Directors to adopt investment guidelines that will require that any investment transaction between us and American Capital or any affiliate of American Capital receives prior approval of a majority of our independent directors. However, this policy will not eliminate the conflicts of interest that our and our Manager’s officers and the members of American Capital’s RMBS investment team will face in making investment decisions on behalf of American Capital, any other American Capital-sponsored investment vehicles and us. Further, we do not have any agreement or understanding with American Capital that would give us any priority over American Capital, any of its affiliates or any such American Capital-sponsored investment vehicle in opportunities to invest in agency securities. Accordingly, we may compete for access to the benefits that we expect our relationship with our Manager and American Capital to provide.

PIM

Mr. Jeffrey is currently the majority owner and a managing member of PIM. PIM manages investment vehicles that invest in RMBS and associated mortgage derivatives. For so long as Mr. Jeffrey is employed by American Capital and for the term of the non-compete described above, he has agreed with American Capital that investment vehicles managed by PIM will not purchase investments in whole pool agency securities and related derivative securities. However, we have no direct agreement with Mr. Jeffrey or PIM regarding allocation of potential investments. We may compete with PIM for access to non-whole pool agency securities. Accordingly, we cannot assure you that Mr. Jeffrey will allocate the most attractive opportunities to invest in agency securities to us.

Operating and Regulatory Structure

We will elect to be taxed and intend to qualify as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2008. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels to our stockholders and the concentration of ownership of our capital stock. We believe that, commencing with our taxable year ending December 31, 2008, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT. In connection with this offering of our common stock, we will receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

Our Distribution Policy

To satisfy the requirements for REIT qualification, we are required to distribute annually to our stockholders at least 90% of our taxable income, which does not necessarily equal net income as calculated in accordance with GAAP. Distributions are authorized by our Board of Directors and declared by us based upon a variety of factors deemed relevant by our Board of Directors, and our distribution policy may change in the future. Our ability to make distributions to our stockholders depends, in part, upon the performance of our investment portfolio and, in turn, upon our Manager’s management of our business. Distributions to our stockholders will be generally taxable to our stockholders as ordinary income, although a portion of our distributions may be designated by us as capital gain or may constitute a return of capital. See “Federal Income Tax Considerations—Taxation of Stockholders.”

Exemption From Regulation Under the Investment Company Act

We intend to conduct our business so that we are not required to register as an investment company under the Investment Company Act. We intend to rely on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act for companies that invest primarily in mortgages and other liens on and interests in real estate, also know as “qualifying real estate interests.” This exemption, as interpreted by the staff of the Securities and Exchange Commission, or SEC, requires that: (i) at least 55% of our investment portfolio consist of qualifying real estate interests and (ii) at least 80% of our investment portfolio consist of qualifying real estate interests plus a broader category of assets that we refer to as real estate-related assets. As a result, we will be limited in the types of assets we may acquire. This exemption will also prohibit us from issuing redeemable securities.

The Offering

Common stock offered	10,000,000 shares

Common stock to be outstanding after this offering	15,004,600 shares(1)(2)

Use of proceeds	We are offering 10,000,000 shares of our common stock at the initial public offering price of $20.00 per share. Concurrently, we are selling American Capital $100 million of our common stock, at the initial public offering price, in a private placement. We estimate that the net proceeds we will receive from selling common stock in this offering and the concurrent private placement to American Capital will be approximately $286.2 million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $13.8 million (or, if the underwriters exercise their over-allotment option in full, approximately $314.3 million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $15.7 million).

We plan to use all the net proceeds from this offering and the concurrent private placement to American Capital in conjunction with borrowings under our master repurchase agreements consistent with our leverage threshold to build a leveraged investment portfolio comprised exclusively of agency securities. We currently expect that at least 75% of our initial leveraged investment portfolio will consist of fixed-rate pass-through certificates and the remaining 25% will consist of a combination of (i) additional fixed-rate pass-through certificates, (ii) ARM or hybrid ARM pass-through certificates, and (iii) CMOs.

We expect to deploy the net proceeds on a leveraged basis within 90 days of the closing of this offering. Depending on the economic environment and our outlook for the mortgage market at the time we ultimately deploy the net proceeds on a leveraged basis, the percentage allocations of agency securities, including fixed rate, ARM and hybrid ARM pass-through certificates and CMOs, within our initial leveraged investment portfolio may differ from the currently expected allocations described above. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

(1)	Assumes no exercise of the underwriters’ option to purchase up to an additional 1,500,000 shares of our common stock solely to cover over-allotments, if any.
(2)

Includes 5,000,000 shares of our common stock purchased by American Capital at the initial public offering price in a concurrent private placement. Also includes (i) an aggregate of 4,500 shares of restricted common stock that we will grant to our three independent directors concurrently with the completion of this offering under the equity incentive plan that we have established for equity-based awards for our independent directors, and (ii) 100 shares of common stock issued to American Capital at the time of our initial capitalization. Does not include 95,500 shares of our common stock that will be available for future grant under our equity incentive plan.

Depending on the availability of our targeted investments in agency securities within the 90 days following the closing of this offering, we may temporarily invest the net proceeds in readily marketable, short-term, interest-bearing investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These temporary investments are expected to provide a lower net return than we hope to achieve from our targeted investments in agency securities.

Distributions	Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. In connection with these requirements, we intend to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available therefor. Any distributions we make will be at the discretion of our Board of Directors and will depend upon, among other things, our actual results of operations. For more information, please see “Distribution Policy” and “Federal Income Tax Considerations.”

Nasdaq symbol	“AGNC”

Ownership and transfer restrictions	In order to assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our amended and restated certificate of incorporation generally prohibits any stockholder from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of our common or capital stock. Our Board of Directors has granted American Capital an exemption from this ownership limitation. See “Description of Capital Stock—Restrictions on Ownership and Transfer of Our Capital Stock.”

Our Corporate Information

Our principal place of business is located at 2 Bethesda Metro Center, 14th Floor, Bethesda, Maryland 20814, and our telephone number is (301) 968-9300. Our Internet address is www.agnc.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

RISK FACTORS

An investment in shares of our common stock involves significant risks. Before making an investment decision, you should carefully consider all of the risks described below and the other information contained in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition, liquidity and results of operations could be materially adversely affected. If this were to occur, the value of our common stock could decline and you may lose all or part of your investment. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statements in the section of this prospectus entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Conflicts of Interest in Our Relationship with Our Manager and American Capital

The management agreement was not negotiated on an arm’s-length basis and the terms, including fees payable, may not be as favorable to us as if it were negotiated with an unaffiliated third party.

The management agreement was negotiated between related parties, and we did not have the benefit of arm’s-length negotiations of the type normally conducted with an unaffiliated third party. The terms of the management agreement, including fees payable, may not reflect the terms we may have received if it was negotiated with an unrelated third party. In addition, as a result of this relationship, we may choose not to enforce, or to enforce less vigorously, our rights under the management agreement because of our desire to maintain our ongoing relationship with our Manager.

We have no dedicated employees and our Manager will be responsible for making all of our investment decisions. None of our or our Manager’s officers are required to devote any specific amount of time to our business and each of them may provide their services to American Capital, its affiliates and sponsored investment vehicles or other entities not affiliated with American Capital, which could result in conflicts of interest.

Our Manager will be responsible for making all of our investments. Each of our and our Manager’s officers, as well as the members of American Capital’s RMBS investment team who will provide services to us, is an employee of American Capital or its affiliates and none of them will devote his time to us exclusively. Each of Messrs. Wilkus, Erickson, Flax, Grunewald and McHale, who are members of our Manager’s investment committee, is an officer of American Capital and has significant responsibilities to American Capital and certain of its various portfolio companies, affiliated entities or managed funds. Messrs. Jeffrey, Yu and Smith and the five other members of American Capital’s RMBS investment team will provide services to us and may provide services to American Capital or other RMBS investment vehicles that have been or may be sponsored by American Capital in the future. In addition, Mr. Jeffrey is currently the majority owner and a managing member of PIM, an investment advisor that is not affiliated with American Capital. PIM manages investment vehicles that, as of December 31, 2007, had approximately $134 million in total assets and that invest in RMBS and associated mortgage derivatives. Although Mr. Jeffrey has agreed with American Capital that he will devote his full-time attention and energies to his employment with American Capital, American Capital has agreed to allow him to continue to provide services to PIM and investment vehicles managed by PIM while an employee of American Capital as long as these activities do not detract significantly from his work on behalf of American Capital and he devotes such of his time and effort to managing American Capital-sponsored RMBS investment vehicles, including our company, as is reasonably necessary and appropriate. For so long as he is an employee of American Capital, Mr. Jeffrey will cause all management fees earned by PIM to be assigned to American Capital or a designee of American Capital, but he will be entitled to retain all incentive fees earned by PIM. Due to the fact that each of our and our Manager’s officers and American Capital’s RMBS investment team are responsible for providing services to American Capital and/or certain of its portfolio companies, affiliated entities or managed funds and Mr. Jeffrey, through PIM, continues to manage investment vehicles not affiliated with American Capital for which he is entitled to earn incentive fees, they may not devote sufficient time to the management of our business operations.

Since October 2007, American Capital has invested approximately $130 million in a mortgage opportunities fund that is substantially owned by American Capital and managed by American Capital’s RMBS investment team. This fund invests in RMBS, including agency securities, and will directly compete with us. American Capital will agree that so long as the Manager or an affiliate of American Capital continues to manage our company, it will not sponsor an investment vehicle that invests predominantly in whole pool agency securities other than us. This restriction would not prevent American Capital or an affiliate of American Capital from investing in or sponsoring an investment vehicle that targets investments in agency securities as long as that entity also targets investments in other types of investments, and as a result, American Capital or an affiliate of American Capital may compete with us. We expect our Board of Directors to adopt investment guidelines that will require that any investment transaction between us and American Capital or any affiliate of American Capital receives the prior approval of a majority of our independent directors. However, this policy will not eliminate the conflicts of interest that our and our Manager’s officers and the members of American Capital’s RMBS investment team will face in making investment decisions on behalf of American Capital, any other American Capital-sponsored investment vehicles and us. Further, we do not have any agreement or understanding with American Capital that would give us any priority over American Capital, any of its affiliates, or any such American Capital-sponsored investment vehicle in opportunities to invest in agency securities. Accordingly, we may compete for access to the benefits that we expect our relationship with our Manager and American Capital to provide.

Mr. Jeffrey is currently the majority owner and a managing member of PIM. PIM manages investment vehicles that invest in RMBS and associated mortgage derivatives. For so long as Mr. Jeffrey is employed by American Capital, he has agreed with American Capital that investment vehicles managed by PIM will not purchase investments in whole pool agency securities and related derivative securities. However, we have no direct agreement with Mr. Jeffrey or PIM regarding allocation of potential investments. We may compete with PIM for access to non-whole pool agency securities. Accordingly, we cannot assure you that Mr. Jeffrey will allocate the most attractive opportunities to invest in agency securities to us.

Our Manager and American Capital do not have extensive institutional experience in acquiring or financing agency securities.

American Capital hired its eight-member RMBS investment team in September 2007. Prior to this time, American Capital did not pursue a residential real estate or agency security investment strategy, and therefore neither our Manager nor American Capital has extensive institutional experience in acquiring or financing agency securities.

We are completely dependent upon our Manager and certain key personnel of American Capital who provide services to us through the management agreement and the administrative services agreement and we may not find suitable replacements for our Manager and these personnel if the management agreement and the administrative services agreement are terminated or such key personnel are no longer available to us.

We are completely dependent on our Manager to conduct our operations pursuant to the management agreement. Because neither we nor our Manager has any employees or separate facilities, our Manager will enter into an administrative services agreement with American Capital in order to provide it with the personnel, services and resources necessary to carry out its responsibilities under the management agreement. Neither the administrative services agreement nor the management agreement requires our Manager or American Capital to dedicate specific personnel to our operations nor requires any specific personnel of American Capital to dedicate a specific amount of time to our business. Additionally, because we will be reliant on American Capital, we may be negatively impacted by an event or factors that negatively impacts American Capital’s business or financial condition.

After the initial term of the management agreement, which expires on May 20, 2011, or upon the expiration of any automatic renewal term, our Manager may elect not to renew the management agreement without cause, without penalty, on 180-days prior written notice to us. If we elect not to renew the management agreement without cause, we would have to pay a termination fee (as described further below).

If we terminate the management agreement without cause, we may not, without the consent of our Manager, employ any employee of the Manager or any of its affiliates, including American Capital, or any person who has been employed by our Manager or any of its affiliates at any time within the two year period immediately preceding the date on which the person commences employment with us for two years after such termination of the management agreement. We do not have retention agreements with any of our officers. Although American Capital and Mr. Jeffrey have agreed that, for a period of six months following termination of his employment without cause and 12 months following termination of his employment with cause, he will not compete with American Capital by engaging in residential mortgage investing in the United States, he will be permitted to continue to act as a managing member of PIM and make or manage investments in residential mortgage securities through PIM other than whole pool agency securities and related derivative securities during this non-compete period as well as while he is employed by American Capital. We are not a party to this agreement between Mr. Jeffrey and American Capital and cannot assure you that American Capital will enforce this agreement. We believe that the successful implementation of our investment and financing strategies depends to a significant extent upon the experience of American Capital’s executive officers and American Capital’s eight-member RMBS investment team, in particular Mr. Jeffrey. None of these individuals’ continued service is guaranteed. If the management agreement is terminated or these individuals leave American Capital, we may be unable to execute our business plan.

We will have no recourse to American Capital if it does not fulfill its obligations under the administrative services agreement.

Neither we nor our Manager have any employees or separate facilities. As a result, our Manager will enter into an administrative services agreement with American Capital pursuant to which our Manager will be provided with the personnel, services and resources necessary for our Manager to perform its obligations and responsibilities under the management agreement in exchange for certain fees payable by our Manager. Although the administrative services agreement may not be terminated unless the management agreement has been terminated pursuant to its terms, American Capital may assign its rights and obligations thereunder to any of its affiliates, including American Capital, LLC, the parent company of our Manager. In addition, because we will not be a party to the administrative services agreement, we will not have any recourse to American Capital if it does not fulfill its obligations under the administrative services agreement or it elects to assign the agreement to one of its affiliates.

If we elect to not renew the management agreement without cause, we would be required to pay our Manager a substantial termination fee. These and other provisions in our management agreement make non-renewal of our management agreement difficult and costly.

Electing not to renew the management agreement without cause would be difficult and costly for us. With the consent of the majority of our independent directors, we may elect not to renew our management agreement after the initial term of the management agreement, which expires on May 20, 2011, or upon the expiration of any automatic renewal term, both upon 180-days prior written notice. If we elect to not renew the agreement because of a decision by our Board of Directors that the management fee is unfair, our Manager has the right to renegotiate a mutually agreeable management fee. If we elect to not renew the management agreement without cause, we are required to pay our Manager a termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination. These provisions may increase the effective cost to us of electing to not renew the management agreement.

Our Manager’s management fee is payable regardless of our performance.

Our Manager is entitled to receive a management fee from us that is based on the amount of our equity (as defined in the management agreement), regardless of the performance of our investment portfolio. For example, we would pay our Manager a management fee for a specific period even if we experienced a net loss during the same period. Our Manager’s entitlement to substantial nonperformance-based compensation may reduce its incentive to devote sufficient time and effort to seeking investments that provide attractive risk-adjusted returns for our investment portfolio. This in turn could harm our ability to make distributions to our stockholders and the market price of our common stock.

Risks Related to Our Business

We have no operating history and no investment portfolio and may not be able to successfully operate our business or generate sufficient net interest income to make or sustain distributions to our stockholders.

We were organized in January 2008 and will not build an investment portfolio until after the completion of this offering. We may not be able to successfully execute our investment and financing strategies as described in this prospectus, which could result in a loss of some or all of your investment. The results of our operations will depend on many factors, including, without limitation, the availability of attractively priced agency securities, the level and volatility of interest rates, readily accessible financing for our investment portfolio, conditions in the financial markets and the economy in general. Our net interest income will depend, in large part, on our ability to acquire agency securities at favorable spreads over our borrowing costs. If we are unable to acquire assets that generate favorable spreads, our results of operations will be adversely affected, which would affect our ability to make or sustain distributions to our stockholders.

We have not yet identified the specific agency securities in which we will invest the net proceeds of this offering.

We have not yet identified any specific agency securities for our investment portfolio. Therefore, you will not be able to evaluate any proposed investments before purchasing shares of our common stock. We will invest exclusively in agency securities; however, we have flexibility in selecting those agency securities in which to invest the net proceeds of this offering and, as a result, we may use the net proceeds from this offering to invest in investments with which you may not agree. The failure of our management to apply these proceeds effectively or find investments that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns, cause a material adverse effect on our business, financial condition, liquidity, results of operations and ability to make distributions to our stockholders, and could cause the value of our common stock to decline.

Until attractive agency securities can be identified, our Manager may invest the net proceeds of this offering and the concurrent sale of shares to American Capital in readily marketable, short-term, interest-bearing investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we hope to achieve from investments in our intended long-term use of proceeds of this offering.

We are dependent on our Manager, who has no experience operating a REIT.

Our Manager does not have experience operating a REIT in compliance with the numerous technical restrictions and limitations set forth in the Internal Revenue Code applicable to REITs or the Investment Company Act. Our Manager, American Capital and its employees’ lack of experience in managing an investment portfolio under regulatory constraints applicable to REITs may hinder their ability to achieve our investment objectives. In addition, maintaining our REIT qualification and complying with the Investment Company Act exemption limits the types of investments we are able to make. Our Board of Directors will not review or approve individual investments unless the investment is outside our operating policies or investment guidelines.

We may change our targeted investments and investment guidelines without stockholder consent.

We may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our targeted investments or investment guidelines may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the market price of our common stock and our ability to make distributions to our stockholders.

Loss of our exemption from regulation pursuant to the Investment Company Act would adversely affect us.

We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act in reliance on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires that: (i) at least 55% of our investment portfolio consist of “mortgages and other liens on and interest in real estate,” or “qualifying real estate interests,” and (ii) at least 80% of our investment portfolio consist of qualifying real estate interests plus “real estate-related assets.” In satisfying this 55% requirement, we may treat agency securities issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by a pool as qualifying real estate interests. Therefore, the agency securities and any other mortgage-related assets that we acquire are limited by the provisions of the Investment Company Act and the rules and regulations promulgated thereunder. If the SEC determines that any of these securities are not qualifying interests in real estate or real estate-related assets, adopts a contrary interpretation with respect to these securities or otherwise believes we do not satisfy the above exceptions, we could be required to restructure our activities or sell certain of our assets. We may be required at times to adopt less efficient methods of financing certain of our agency securities and we may be precluded from acquiring certain types of higher yielding agency securities. The net effect of these factors would be to lower our net interest income. If we fail to qualify for an exemption from registration as an investment company or an exclusion from the definition of an investment company, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described in this prospectus. Our business will be materially and adversely affected if we fail to qualify for this exemption from regulation pursuant to the Investment Company Act.

We are exposed to potential risks from legislation requiring companies to evaluate their internal control over financial reporting.

We will be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002, which requires Exchange Act-reporting companies to assess and attest to the effectiveness of their internal controls over financial reporting and requires their independent registered public accounting firm to audit the effectiveness of the company’s internal controls over financial reporting, beginning with our fiscal year ending December 31, 2009. There can be no assurance that we will receive an unqualified opinion from our independent registered public accounting firm with regard to the effectiveness our internal controls over financial reporting. In addition, legislation regarding Exchange Act-reporting companies’ internal controls over financial reporting, or other aspects of these companies’ compliance with federal securities laws, may, in the future, be amended so as to impose additional burdens on us. Any failure to achieve and maintain effective internal controls over financial reporting could have a material adverse effect on our business, operating results and the trading price of our common stock.

We are highly dependent on information and communications systems. Any systems failures could significantly disrupt our business, which may, in turn, negatively affect our operations and the market price of our common stock and our ability to pay dividends to our stockholders.

Our business is highly dependent on communications and information systems. Any failure or interruption of our Manager’s systems could cause delays or other problems in our agency securities trading activities, which could have a material adverse effect on our operating results and negatively affect our operating results and the market price of our common stock and our ability to pay dividends to our stockholders.

Risks Related to Our Investing and Financing Strategy

Continued adverse developments in the broader residential mortgage market may adversely affect the value of the agency securities in which we intend to invest.

Recently, the residential mortgage market in the United States has experienced a variety of difficulties and changed economic conditions, including recent defaults, credit losses and liquidity concerns. Over the last few months, news of potential security liquidations has increased the volatility of many financial assets, including agency securities and other high-quality RMBS assets. As a result, values for RMBS assets, including some agency securities and other AAA-rated RMBS assets, were negatively impacted. Further increased volatility and deterioration in the broader residential mortgage and RMBS markets may adversely affect the performance and market value of the agency securities in which we intend to invest.

We intend to invest the net proceeds of this offering exclusively in agency securities. FNMA, FHLMC or GNMA guarantee the interest and principal payments on the securities we intend to purchase even if the borrowers of the underlying mortgages default on their payments. We will need to rely on our agency securities as collateral for our financings. Any decline in their value, or perceived market uncertainty about their value, would likely make it difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with terms of any financing arrangements already in place. The agency securities we intend to acquire will be classified for accounting purposes as available-for-sale. All assets classified as available-for-sale will be reported at fair value, based on market prices from third-party sources, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity. As a result, a decline in fair values may reduce the book value of our assets. Moreover, if the decline in fair value of an available-for-sale security is other-than-temporary, such decline will reduce earnings. If market conditions result in a decline in the value of our agency securities, our financial position and results of operations could be adversely affected.

To the extent that we invest in agency securities that are guaranteed by FNMA and FHLMC, we are subject to the risk that these U.S. Government-sponsored entities may not be able to fully satisfy their guarantee obligations, which may adversely affect the value of our investment portfolio and our ability to sell or finance these securities.

The interest and principal payments we expect to receive on the agency securities in which we intend to invest will be guaranteed by FNMA, FHLMC or GNMA. Unlike the GNMA certificates in which we may invest, the principal and interest on securities issued by FNMA and FHLMC are not guaranteed by the U.S. government. All the agency securities in which we intend to invest depend on a steady stream of payments on the mortgages underlying the securities.

The recent economic challenges in the residential mortgage market have affected the financial results of FNMA and FHLMC. For the year ended 2007, both FNMA and FHLMC reported substantial losses. FNMA recently stated that it expects losses on guarantees of agency securities to continue and expects significant increases in credit-related expenses and credit losses through 2008. FHLMC has warned that it may not have enough capital to cover its mandatory reserves for mortgage commitments. If FNMA and FHLMC continue to suffer significant losses, their ability to honor their respective agency securities guarantees may be adversely affected. Further, any actual or perceived financial challenges at either FNMA or FHLMC could cause the rating agencies to downgrade the corporate credit ratings of FNMA or FHLMC. Moody’s Investor Service’s, or Moody’s, Bank Financial Strength Rating, or BFSR, measures the likelihood that a financial institution will require financial assistance. On January 9, 2008, Moody’s placed FHLMC’s A- BFSR on review for possible downgrade and on February 28, 2008, Moody’s placed FNMA’s B+ BFSR on review for possible downgrade.

Any failure to honor guarantees on agency securities by FNMA or FHLMC or any downgrade of securities issued by FNMA or FHLMC by the rating agencies could cause a significant decline in the cash flow from, and the value of, any agency securities we may own and the market for these securities may be adversely affected for a significant period of time. We may be unable to sell or finance agency securities on favorable terms or at all and our financial position and results of operations could be adversely affected.

New laws may be passed affecting the relationship between FNMA and FHLMC, on the one hand, and the U.S. Government, on the other, which could adversely affect the availability and pricing of agency securities.

Legislation has been or may be proposed to change the relationship between FNMA and FHLMC, on the one hand, and the U.S. Government, on the other hand, or that requires FNMA and FHLMC to reduce the amount of mortgages they own or limit the amount of securities they guarantee. We intend to invest exclusively in agency securities. If any such legislation is enacted into law, it may lead to market uncertainty and the actual or perceived impairment in the credit quality of securities issued by FNMA or FHLMC. This may increase the risk of loss on investments in FNMA- and/or FHLMC-issued securities. Any legislation requiring FHLMC or FNMA to reduce the amount of mortgages they own or for which they guarantee payments on agency securities could adversely affect the availability and pricing of agency securities and therefore, adversely affect our business prospects.

Differences in timing of interest rate adjustments on adjustable-rate agency securities we may acquire and our borrowings may adversely affect our profitability and our ability to make distributions to our stockholders.

Certain of the agency securities we intend to acquire will be adjustable-rate securities. This means that their interest rates may vary over time based upon changes in an objective index, such as

•	LIBOR, the interest rate that banks in London offer for deposits in London of U.S. dollars;

•	the Treasury rate, a monthly or weekly average yield of benchmark U.S. Treasury securities, as published by the Federal Reserve Board; or

•	the CD rate, the weekly average or secondary market interest rates on six-month negotiable certificates of deposit, as published by the Federal Reserve Board.

These indices generally reflect short-term interest rates. We will rely primarily on short-term borrowings to acquire agency securities with long-term maturities. The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because we expect our investments in agency securities generally will bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of the agency securities in our investment portfolio. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested, the spread between the yields on the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event, our borrowing costs may exceed our interest income and we could incur operating losses, which would hinder our ability to make distributions to our stockholders.

Interest rate caps on our adjustable rate agency securities may adversely affect our profitability.

Adjustable-rate agency securities will typically be subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through the maturity of an agency security. Our borrowings typically will not be subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps could limit the interest rates on our adjustable-rate agency securities. This problem is magnified for hybrid adjustable-rate and adjustable-rate agency securities that are not fully indexed. Further, some hybrid adjustable-rate and adjustable-rate agency securities may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on hybrid adjustable-rate and adjustable-rate agency securities than we need to pay interest on our related borrowings. These factors could reduce our net interest income and cause us to suffer a loss.

An increase in interest rates may cause a decrease in the volume of newly issued, or investor demand for, agency securities, which could adversely affect our ability to acquire assets that satisfy our investment objectives and to generate income and pay dividends.

Rising interest rates generally reduce the demand for consumer credit, including mortgage loans, due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of agency securities available to us, which could affect our ability to acquire assets that satisfy our investment objectives. Rising interest rates may also cause agency securities that were issued prior to an interest rate increase to provide yields that exceed prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of agency securities or agency securities with a yield that exceeds the borrowing cost, our ability to satisfy our investment objectives and to generate income and pay dividends, may be materially and adversely affected.

Because we may acquire fixed-rate securities, an increase in interest rates on our borrowings may adversely affect our book value.

Increases in interest rates may negatively affect the market value of our agency securities. Any fixed-rate securities we invest in generally will be more negatively affected by these increases than adjustable-rate securities. In accordance with accounting rules, we will be required to reduce our stockholders’ equity, or book value, by the amount of any decrease in the market value of our agency securities that are classified for accounting purposes as available-for-sale. We will be required to evaluate our agency securities on a quarterly basis to determine their fair value by using third party bid price indications provided by dealers who make markets in these securities or by third-party pricing services. If the fair value of a security is not available from a dealer or third-party pricing service, we will estimate the fair value of the security using a variety of methods including, but not limited to, discounted cash flow analysis, matrix pricing, option-adjusted spread models and fundamental analysis. Aggregate characteristics taken into consideration include, but are not limited to, type of collateral, index, margin, periodic cap, lifetime cap, underwriting standards, age and delinquency experience. However, the fair value reflects estimates and may not be indicative of the amounts we would receive in a current market exchange. If we determine that an agency security is other-than-temporarily impaired, we would be required to reduce the value of such agency security on our balance sheet by recording an impairment charge in our income statement and our stockholders’ equity would be correspondingly reduced. Reductions in stockholders’ equity decrease the amounts we may borrow to purchase additional agency securities, which could restrict our ability to increase our net income.

Changes in prepayment rates may adversely affect our profitability.

The agency securities we intend to acquire are backed by pools of mortgage loans. We receive payments, generally, from the payments that are made on these underlying mortgage loans. When borrowers prepay their mortgage loans at rates that are faster than expected, this results in prepayments that are faster than expected on the related agency securities. These faster than expected payments may adversely affect our profitability.

We may purchase agency securities that have a higher interest rate than the then prevailing market interest rate. In exchange for this higher interest rate, we may pay a premium to par value to acquire the security. In accordance with accounting rules, we will amortize this premium over the expected term of the agency security based on our prepayment assumptions. If the agency security is prepaid in whole or in part at a faster than expected rate, however, we must expense all or a part of the remaining unamortized portion of the premium that was paid at the time of the purchase, which will adversely affect our profitability.

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayments can also occur when borrowers default on their mortgages and the mortgages are prepaid from the proceeds of a foreclosure sale of the property, or when borrowers sell the property and use the sale proceeds to prepay the mortgage as part of a physical relocation. Prepayment rates also may be affected by conditions in the housing and financial markets, increasing defaults on mortgage loans, which could lead to an acceleration of the payment of the related principal, general economic conditions and the relative interest rates on FRM and ARM loans. While we will seek to manage prepayment risk, in selecting investments we must balance prepayment risk against other risks, the potential returns of each investment and the cost of hedging our risks. No strategy can completely insulate us from prepayment or other such risks, and we may deliberately retain exposure to prepayment or other risks.

A decrease in prepayment rates may adversely affect our profitability.

When borrowers prepay their mortgage loans at slower than expected rates, prepayments on the agency securities may be slower than expected. These slower than expected payments may adversely affect our profitability.

We may purchase agency securities that have a lower interest rate than the then prevailing market interest rate. In exchange for this lower interest rate, we may pay a discount to par value to acquire the security. In accordance with accounting rules, we will accrete this discount over the expected term of the agency security based on our prepayment assumptions. If the agency security is prepaid at a slower than expected rate, however, we must accrete the remaining portion of the discount at a slower than expected rate. This will extend the expected life of the portfolio and result in a lower than expected yield on securities purchased at a discount to par.

Our hedging strategies may not be successful in mitigating the risks associated with interest rates.

Subject to complying with REIT tax requirements, we intend to employ techniques that limit, or “hedge,” the adverse effects of rising interest rates on our short-term repurchase agreements. In general, our hedging strategy depends on our view of our entire portfolio, consisting of assets, liabilities and derivative instruments, in light of prevailing market conditions. We could misjudge the condition of our investment portfolio or the market. Our hedging activity will vary in scope based on the level and volatility of interest rates and principal repayments, the type of securities held and other changing market conditions. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our currently anticipated hedging strategy. These techniques may include entering into interest rate caps, collars, floors, forward contracts, futures or swap agreements. We intend to conduct certain hedging transactions through our TRS, which will be subject to federal, state and, if applicable, local income tax.

There are no perfect hedging strategies, and interest rate hedging may fail to protect us from loss. Alternatively, we may fail to properly assess a risk to our investment portfolio or may fail to recognize a risk entirely leaving us exposed to losses without the benefit of any offsetting hedging activities. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. The nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging activities could result in losses if the event against which we hedge does not occur. For example, interest rate hedging could fail to protect us or adversely affect us because, among other things:

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	as explained in further detail in the risk factor immediately below, the party owing money in the hedging transaction may default on its obligation to pay;

•	the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•

the value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity.

Whether the derivatives we acquire achieve hedge accounting treatment under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 133, or not, hedging generally involves costs and risks. Our hedging strategies may adversely affect us because hedging activities involve costs that we will incur regardless of the effectiveness of the hedging activity. Those costs may be higher in periods of market volatility, both because the counterparties to our derivative agreements may demand a higher payment for taking risks, and because repeated adjustments of our hedges during periods of interest rate changes also may increase costs. Especially if our hedging strategies are not effective, we could incur significant hedging-related costs without any corresponding economic benefits.

Our use of certain hedging techniques may expose us to counterparty risks.

If a swap counterparty under an interest rate swap agreement that we intend to enter into as part of our hedging strategy cannot perform under the terms of the interest rate swap, we may not receive payments due under that agreement, and thus, we may lose any unrealized gain associated with the interest rate swap. The hedged liability could cease to be hedged by the interest rate swap. Additionally, we may also risk the loss of any collateral we have pledged to secure our obligations under the interest rate swap if the counterparty becomes insolvent or files for bankruptcy. Similarly, if an interest rate cap counterparty fails to perform under the terms of the interest rate cap agreement, in addition to not receiving payments due under that agreement that would off-set our interest expense, we could also incur a loss for all remaining unamortized premium paid for that security.

We may fail to qualify for hedge accounting treatment.

We intend to record derivative and hedge transactions in accordance with SFAS 133. Under these standards, we may fail to qualify for hedge accounting treatment for a number of reasons, including if we use instruments that do not meet the SFAS 133 definition of a derivative (such as short sales), we fail to satisfy SFAS 133 hedge documentation and hedge effectiveness assessment requirements or our instruments are not highly effective. If we fail to qualify for hedge accounting treatment, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction.

Continued adverse developments in the residential mortgage market, including recent defaults, credit losses and liquidity concerns, could make it difficult for us to borrow money to acquire agency securities on a leveraged basis, on favorable terms or at all, which could adversely affect our profitability.

We intend to rely on the availability of financing to acquire agency securities on a leveraged basis. Institutions from which we will seek to obtain financing may have owned or financed RMBS which have declined in value and caused them to suffer losses as a result of the recent downturn in the residential mortgage market. If these conditions persist, these institutions may be forced to exit the repurchase market, become insolvent or further tighten their lending standards or increase the amount of equity capital or haircut required to obtain financing, and in such event, could make it more difficult for us to obtain financing on favorable terms or at all. Our profitability may be adversely affected if we were unable to obtain cost-effective financing for our investments.

Failure to procure adequate repurchase agreement financing, or to renew or replace existing repurchase agreement financing as it matures, would adversely affect our results of operations and may, in turn, negatively affect the market value of our common stock and our ability to make distributions to our stockholders.

We intend to use repurchase agreement financing as a strategy to increase our return on investments. However, we may not be able to achieve our desired debt-to-equity ratio for a number of reasons, including the following:

•	our lenders do not make repurchase agreement financing available to us at acceptable rates;

•	our lenders require that we pledge additional collateral to cover our borrowings, which we may be unable to do; or

•	we determine that the leverage would expose us to excessive risk.

We cannot assure you that any, or sufficient, repurchase agreement financing will be available to us in the future on terms that are acceptable to us. Recently, investors and financial institutions that lend in the securities repurchase market, have tightened lending standards in response to the difficulties and changed economic conditions that have materially adversely affected the RMBS market. While the market disruptions have been most pronounced in the non-agency RMBS market, recently, the impact has extended to agency RMBS and the value of these assets has become unstable and relatively illiquid compared to prior periods. Any decline in their value, or perceived market uncertainty about their value, would make it more difficult for us to obtain financing on favorable terms or at all, or maintain our compliance with terms of any financing arrangements already in place. Additionally, the lenders from which we will seek to obtain repurchase financing may have owned or financed RMBS that have declined in value and caused the lender to suffer losses as a result of the recent downturn in the residential mortgage market. If these conditions persist, these institutions may be forced to exit the repurchase market, become insolvent or further tighten lending standards or increase the amount of equity capital or haircut required to obtain financing, and in such event, could make it more difficult for us to obtain financing on favorable terms or at all. In the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the value of our common stock and our ability to make distributions, and you may lose part or all of your investment.

Furthermore, because we will rely primarily on short-term borrowings, our ability to achieve our investment objective will depend not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. If we are not able to renew or replace maturing borrowings, we will have to sell some or all of our assets, possibly under adverse market conditions.

Our strategy involves significant leverage, which may cause substantial losses.

We expect our leverage will range between five and 10 times the amount of our stockholder’s equity (calculated in accordance with GAAP), which must comply with the leverage threshold requirements in our investment guidelines. We will incur this leverage by borrowing against a substantial portion of the market value of our agency securities. By incurring this leverage, we could enhance our returns. Nevertheless, this leverage, which is fundamental to our investment strategy, also creates significant risks.

Because of our significant leverage, we may incur substantial losses if our borrowing costs increase. Our borrowing costs may increase for any of the following reasons:

•	short-term interest rates increase;

•	the market value of our agency securities decreases;

•	interest rate volatility increases; or

•	the availability of financing in the market decreases.

Pursuant to the terms of borrowings under our master repurchase agreements, we will be subject to margin calls that could result in defaults or force us to sell assets under adverse market conditions or through foreclosure.

We have entered into master repurchase agreements with twelve financial institutions. We intend to borrow under these master repurchase agreements to finance the acquisition of agency securities for our investment portfolio. Pursuant to the terms of borrowings under our master repurchase agreements, a decline in the value of the subject agency securities may result in our lenders initiating margin calls. A margin call means that the lender requires us to pledge additional collateral to re-establish the ratio of the value of the collateral to the amount of the borrowing. The specific collateral value to borrowing ratio that would trigger a margin call is not set in the master repurchase agreements and will not be determined until we engage in a repurchase transaction under these agreements. We will not borrow under these master repurchase agreements until after the completion of this offering. Our fixed-rate agency securities generally are more susceptible to margin calls as increases in interest rates tend to more negatively affect the market value of fixed-rate securities. If we are unable to satisfy margin calls, our lenders may foreclose on our collateral. The threat of or occurrence of a margin call could force us to sell either directly or through a foreclosure our agency securities under adverse market conditions. Because of the significant leverage we expect to have, we may incur substantial losses upon the threat or occurrence of a margin call.

Our borrowings, which will generally be made under our master repurchase agreements, may qualify for special treatment under the Bankruptcy Code. This special treatment would allow the lenders under these agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under these agreements without delay.

If our lenders pursuant to our repurchase transactions default on their obligations to resell the underlying agency security back to us at the end of the transaction term, or if the value of the underlying agency security has declined by the end of the term or if we default on our obligations under the transaction, we will lose money on these transactions.

When we engage in a repurchase transaction, we initially sell securities to the financial institution under one of our master repurchase agreements in exchange for cash and our counterparty is obligated to resell the securities to us at the end of the term of the transaction, which is typically from 30 to 90 days, but which may have terms up to 364 days. The cash we receive when we initially sell the securities is less than the value of those securities, which is referred to as the haircut. Many financial institutions from whom we may obtain repurchase agreement financing have recently increased their haircut, from approximately 3.0% on average to approximately 5.0% on average, which means that we will only be able to borrow against approximately 95% of the value of the agency securities we will initially sell in these transactions. These increased haircuts will require us to post additional cash collateral for our agency securities. The haircut rates under the twelve master repurchase agreements we have entered into will not be set until we engage in a specific repurchase transaction under these agreements. If our counterparty defaults on its obligation to resell the securities to us we would incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Any losses we incur on our repurchase transactions could adversely affect our earnings, and thus our cash available for distribution to our stockholders.

If we default on one of our obligations under a repurchase transaction, the counterparty can terminate the transaction and cease entering into any other repurchase transactions with us. In that case, we would likely need to establish a replacement repurchase facility with another financial institution in order to continue to leverage our portfolio and carry out our investment strategy. There is no assurance we would be able to establish a suitable replacement facility on acceptable terms or at all.

Our rights under our repurchase agreements will be subject to the effects of the bankruptcy laws in the event of the bankruptcy or insolvency of us or our lenders under the repurchase agreements.

In the event of our insolvency or bankruptcy, certain repurchase agreements may qualify for special treatment under the U.S. Bankruptcy Code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to foreclose on the collateral agreement without delay. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a repurchase agreement or to be compensated for any damages resulting from the lender’s insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages we actually incur.

Changes in accounting treatment may adversely affect our profitability.

In February 2008, Financial Accounting Standards Board, or FASB, issued final guidance regarding the accounting and financial statement presentation for transactions that involve the acquisition of agency securities from a counterparty and the subsequent financing of these agency securities through repurchase agreements with the same counterparty. To date, we have not entered into any such transactions. We will evaluate our position based on the final guidance issued by FASB. If we do not meet the criteria under the final guidance to account for the transactions on a gross basis, our accounting treatment would not affect the economics of these transactions, but would affect how these transactions are reported on our financial statements. If we are not able to comply with the criteria under this final guidance for same party transactions we would be precluded from presenting agency securities and the related financings, as well as the related interest income and interest expense, on a gross basis on our financial statements. Instead, we would be required to account for the purchase commitment and related repurchase agreement on a net basis and record a forward commitment to purchase agency securities as a derivative instrument. Such forward commitments would be recorded at fair value with subsequent changes in fair value recognized in earnings. Additionally, we would record the cash portion of our investment in agency securities as a mortgage related receivable from the counterparty on our balance sheet. Although we would not expect this change in presentation to have a material impact on our net income, it could have an adverse impact on our operations. It could have an impact on our ability to include certain agency securities purchased and simultaneously financed from the same counterparty as qualifying real estate interests or real estate-related assets used to qualify under the exemption to not have to register as an investment company under the Investment Company Act. It could also limit our investment opportunities as we may need to limit our purchases of agency securities that are simultaneously financed with the same counterparty.

Risks Related to This Offering

There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you purchase.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined by negotiations between the underwriters and us. The initial public offering price may not correspond to the price at which our common stock will trade in the public market subsequent to this offering and the price of our shares available in the public market may not reflect our actual financial performance.

Subject to official notice of issuance, our common stock has been approved for listing on The NASDAQ Global Market under the symbol “AGNC.” Trading on Nasdaq will not ensure that an actual market will develop for our common stock. Accordingly, no assurance can be given as to:

•	the likelihood that an actual market for our common stock will develop;

•	the liquidity of any such market;

•	the ability of any holder to sell shares of our common stock; or

•	the prices that may be obtained for our common stock.

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our earnings estimates or publication of research reports about us or the real estate or specialty finance industry;

•	increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Broad market fluctuations could negatively impact the market price of our common stock.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may raise capital through the issuance of debt or equity securities. Upon liquidation, holders of our debt securities and preferred stock, if any, and lenders with respect to other borrowings will be entitled to our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to pay dividends to the holders of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued pursuant to our incentive plan), or the perception that these sales could occur, could have a material adverse effect on the price of our common stock. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Future sales of shares of our common stock may depress the price of our shares.

We cannot predict the effect, if any, of future sales of our common stock or the availability of shares for future sales on the market price of our common stock. Any sales of a substantial number of our shares in the public market, or the perception that sales might occur, may cause the market price of our shares to decline.

Upon completion of this offering, American Capital will own approximately 33.3% of our outstanding common stock, or 30.3% assuming the underwriters’ over-allotment is exercised in full, as a result of its purchase of 100 shares in our initial capitalization and its purchase of 5,000,000 shares at the initial public offering price in a private placement concurrently with the completion of this offering. Our Board of Directors has granted American Capital an exemption from the 9.8% ownership limitation. We will enter into a registration rights agreement with American Capital with respect to the common stock owned by American Capital upon completion of this offering. Pursuant to the registration rights agreement, we will grant American Capital (i) unlimited demand registration rights to have these shares registered for resale and (ii) the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as our manager. American Capital’s registration rights with respect to 2,500,000 of the 5,000,000 shares of common stock that it will purchase in the private placement simultaneously with the completion of this offering will only begin to apply three years after the date of this prospectus. Although American Capital has indicated to us that it does not presently intend to sell or otherwise dispose of these shares for a period of at least three years after the date of this prospectus, American Capital’s intentions may change at any time in the future. If American Capital’s intentions should change, it may sell these shares in a transaction that is not subject to registration under the Securities Act if an exemption from such registration is available. We cannot predict the effect that any sale of our common stock by American Capital will have on the market price of our common stock.

You should not rely on lock-up agreements in connection with this offering to limit the amount of common stock sold into the market.

We and each of our Manager, our directors and executive officers have severally agreed that, for a period of 180 days after the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated dispose of or hedge any shares of our common stock, subject to certain exceptions and extension in certain circumstances. American Capital has agreed that, for a period of 365 days after the date of this prospectus, it will not, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dispose of or hedge 2,500,000 shares of our common stock that it will purchase in the concurrent private placement described above, subject to certain exceptions and extension in certain circumstances. American Capital has also agreed to a 180-day lock-up with respect to the remaining shares of common stock that it purchases in the private placement.

There are no present agreements between Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and any of American Capital, our Manager, our directors, our executive officers or us to release any of them or us from these lock-up agreements. However, we cannot predict the circumstances or timing under which Citigroup Global Markets Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated may waive these restrictions. These sales or a perception that these sales may occur could reduce the market price of our common stock.

We have not established a minimum dividend payment level and we cannot assure you of our ability to pay dividends in the future.

We intend to pay quarterly dividends and to make distributions to our stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed to our stockholders. We have not established a minimum dividend payment level and the amount of our dividend will fluctuate. Our ability to pay dividends may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our Board of Directors and will depend on our earnings, our financial condition, the requirements for REIT qualification and such other factors as our Board of Directors may deem relevant from time to time. We may not be able to make distributions in the future or our Board of Directors may change our dividend policy in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to pay dividends in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes. A return of capital reduces the basis of a stockholder’s investment in our common stock to the extent of such basis and is treated as capital gain thereafter.

An increase in market interest rates may cause a material decrease in the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our investments and our related distributions to stockholders, and not from the market value of the investments themselves, then interest rate fluctuations and capital market conditions are likely to affect adversely the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may require a higher distribution yield on our common stock or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby reducing cash flow and our ability to service our indebtedness and pay distributions.

American Capital will own a significant percentage of our common stock, which could result in significant influence over the outcome of matters submitted to the vote of our stockholders.

Upon completion of this offering, American Capital will own approximately 33.3% of our outstanding common stock, or 30.3% assuming the underwriters’ over-allotment is exercised in full, as a result of its purchase of 100 shares in our initial capitalization and its purchase of 5,000,000 shares at the initial public offering price in a private placement concurrently with the completion of this offering. As a result, American Capital may have significant influence over the outcome of matters submitted to a vote of our stockholders, including the election of our directors or transactions involving a change in control. The interests of American Capital may conflict with, or differ from, the interests of other holders of our common stock. So long as American Capital continues to own a significant percentage of shares of our common stock, it will significantly influence all our corporate decisions submitted to our stockholders for approval, regardless of whether we terminate the management agreement with our Manager.

The stock ownership limit imposed by the Internal Revenue Code for REITs and our amended and restated certificate of incorporation may restrict our business combination opportunities.

To qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first year in which we qualify as a REIT. Our amended and restated certificate of incorporation, with certain exceptions, authorizes our Board of Directors to take the actions that are necessary and desirable to qualify as a REIT. Pursuant to our amended and restated certificate of incorporation, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of our common or capital stock following the completion of this offering. Our Board of Directors may grant an exemption from this 9.8% stock ownership limitation, in its sole discretion, subject to such conditions, representations and undertakings as it may determine are reasonably necessary. Our Board of Directors has granted American Capital an exemption from this ownership limitation. Pursuant to our amended and restated certificate of incorporation, our Board of Directors has the power to increase or decrease the percentage of common or capital stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our common or capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person’s percentage ownership of our common or capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our common or capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of common stock will be in violation of the decreased stock ownership limit. The ownership limits imposed by the tax law are based upon direct or indirect ownership by “individuals,” but only during the last half of a tax year. The ownership limits contained in our amended and restated certificate of incorporation apply to the ownership at any time by any “person,” which term includes entities. These ownership limitations are intended to assist us in complying with the tax law requirements, and to minimize administrative burdens. However, these ownership limits might also delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

The stock ownership limitation contained in our amended and restated certificate of incorporation generally does not permit ownership in excess of 9.8% of our common or capital stock, and attempts to acquire our common or capital stock in excess of these limits will be ineffective unless an exemption is granted by our Board of Directors.

As described above, our amended and restated certificate of incorporation generally prohibits beneficial or constructive ownership by any person of more than 9.8% (by value or by number of shares, whichever is more restrictive) of our common or capital stock, unless exempted by our Board of Directors. Our amended and restated certificate of incorporation’s constructive ownership rules are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than these percentages of the outstanding stock by an individual or entity could cause that individual or entity to own constructively in excess of these percentages of the outstanding stock and thus be subject to our amended and restated certificate of incorporation’s ownership limit. Any attempt to own or transfer shares of our common or preferred stock (if and when issued) in excess of the ownership limit without the consent of the Board of Directors will result in the shares being automatically transferred to a charitable trust or, if the transfer to a charitable trust would not be effective, such transfer being void ab initio.

Anti-takeover provisions in our amended and restated certificate of incorporation and bylaws could discourage a change of control that our stockholders may favor, which could also adversely affect the market price of our common stock.

Provisions in our amended and restated certificate of incorporation and bylaws may make it more difficult and expensive for a third party to acquire control of us, even if a change of control would be beneficial to our stockholders. For example, our amended and restated certificate of incorporation, which will be in effect at the time this offering is completed, will authorize our Board of Directors to issue up to 10,000,000 shares of our preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions of unissued series of our preferred stock, each without any vote or action by our stockholders. We could issue a series of preferred stock to impede the completion of a merger, tender offer or other takeover attempt. See “Description of Capital Stock.” The anti-takeover provisions in our amended and restated certificate of incorporation and bylaws may impede takeover attempts, or other transactions, that may be in the best interests of our stockholders and, in particular, our common stockholders. In addition, the market price of our common stock could be adversely affected to the extent that provisions of our amended and restated certificate of incorporation and bylaws discourage potential takeover attempts, or other transactions, that our stockholders may favor.

Risks Related to Our Taxation as a REIT

If we do not qualify as a REIT or fail to remain qualified as a REIT, we will be subject to tax as a regular corporation and could face a substantial tax liability, which would reduce the amount of cash available for distribution to our stockholders.

We intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes. Although we do not intend to request a ruling from the Internal Revenue Service, or the IRS, as to our REIT qualification, we will receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to our qualification as a REIT in connection with this offering of common stock. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP will represent only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us and our Manager, including representations relating to the values of our assets and the sources of our income. The opinion will be expressed as of the date issued and will not cover subsequent periods. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, and our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements as described below. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in securities of other issuers will not cause a violation of the REIT requirements.

If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to income from “qualified dividends” payable to domestic stockholders that are individuals, trusts and estates has been reduced by legislation to 15% through the end of 2010. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our taxable income, subject to certain adjustments and excluding any net capital gain, in order for federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our stockholders to comply with the REIT requirements of the Internal Revenue Code.

From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, where a borrower defers the payment of interest in cash pursuant to contractual rights or otherwise. If we do not have other funds available in these situations we could be required to borrow funds on unfavorable terms, sell investments at disadvantageous prices or distribute amounts that would otherwise be invested in future acquisitions to make distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. See “Federal Income Tax Considerations—Taxation of American Capital Agency Corp.” Any of these taxes would decrease cash available for distribution to our stockholders. In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we intend to hold some of our assets through our TRS or other subsidiary corporations that will be subject to corporate-level income tax at regular rates. Any of these taxes would decrease cash available for distribution to our stockholders.

Complying with REIT requirements may cause us to forgo otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and agency securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total securities can be represented by securities of one or more TRSs. See “Federal Income Tax Considerations—

Taxation of American Capital Agency Corp.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

The failure of agency securities subject to repurchase agreements to qualify as real estate assets could adversely affect our ability to qualify as a REIT.

We intend to enter into financing arrangements that are structured as sale and repurchase agreements pursuant to which we would nominally sell certain of our agency securities to a counterparty and simultaneously enter into an agreement to repurchase these securities at a later date in exchange for a purchase price. Economically, these agreements are financings which are secured by the agency securities sold pursuant thereto. We believe that we would be treated for REIT asset and income test purposes as the owner of the agency securities that are the subject of any such sale and repurchase agreement notwithstanding that such agreements may transfer record ownership of the agency securities to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the agency securities during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Liquidation of assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Complying with REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.

The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 95% gross income test, but would generally constitute non-qualifying income for purposes of the 75% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. See “Federal Income Tax Considerations—Taxation of American Capital Agency Corp.” As a result of these rules, we intend to limit our use of advantageous hedging techniques or implement those hedges through a domestic TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS.

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

We make forward looking statements in this prospectus that are subject to risks and uncertainties. These forward looking statements include information about possible or assumed future results of our business and our financial condition, liquidity, results of operations, plans and objectives. They also include, among other things, statements concerning anticipated revenues, income or loss, capital expenditures, dividends, capital structure, or other financial terms, as well as statements regarding subjects that are forward looking by their nature, such as:

•	our business and financing strategy;

•	our ability to deploy effectively and timely the net proceeds of this offering;

•	our ability to obtain future financing arrangements;

•	our understanding of our competition and our ability to compete effectively;

•	our projected operating results;

•	market and industry trends;

•	estimates relating to our future dividends;

•	projected capital expenditures;

•	our hedging activities;

•	interest rates; and

•	the impact of technology on our operations and business.

The forward looking statements are based on our beliefs, assumptions, and expectations of our future performance, taking into account the information currently available to us. These beliefs, assumptions, and expectations may change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, and results of operations may vary materially from those expressed in our forward looking statements. You should carefully consider these risks when you make a decision concerning an investment in our common stock, along with the following factors, among others, that may cause actual results to vary from our forward looking statements:

•	the factors referenced in this prospectus, including those set forth under the section captioned “Risk Factors;”

•	general volatility of the securities markets in which we invest and the market price of our common stock;

•	our lack of operating history;

•	changes in our business or investment strategy;

•	changes in interest rate spreads or the yield curve;

•	availability, terms and deployment of debt and equity capital;

•	availability of qualified personnel;

•	the degree and nature of our competition;

•	increased prepayments of the mortgage loans underlying our agency securities;

•	risks associated with our hedging activities;

•	changes in governmental regulations, tax rates and similar matters;

•	defaults on our investments;

•	changes in GAAP;

•	legislative and regulatory changes (including changes to laws governing the taxation of REITs);

•	availability of investment opportunities in agency securities;

•	our ability to qualify and maintain our qualification as a REIT for federal income tax purposes and limitations imposed on our business by our status as a REIT;

•	general volatility in capital markets;

•	the adequacy of our cash reserves and working capital;

•	the timing of cash flows, if any, from our investment portfolio; and

•

other risks associated with investing in agency securities, including changes in our industry, interest rates, the debt securities markets, the general economy or the finance and real estate markets specifically.

When we use words such as “will likely result,” “plan,” “may,” “shall,” “believe,” “expect,” “anticipate,” “project,” “intend,” “estimate,” “goal,” “objective,” or similar expressions, we intend to identify forward looking statements. You should not place undue reliance on these forward looking statements, which apply only as of the date of this prospectus. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward looking statement set forth in this prospectus to reflect new information, future events, or otherwise, except as required under U.S. federal securities laws.

USE OF PROCEEDS

We are offering 10,000,000 shares of our common stock at the initial public offering price of $20.00 per share. Concurrently, we are selling American Capital $100 million of our common stock, at the initial public offering price, in a private placement. We estimate that the net proceeds we will receive from selling common stock in this offering and the concurrent private placement to American Capital will be approximately $286.2 million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $13.8 million (or, if the underwriters exercise their over-allotment option in full, approximately $314.3 million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $15.7 million).

We plan to use all the net proceeds from this offering and the concurrent private placement to American Capital in conjunction with borrowings under our master repurchase agreements consistent with our leverage threshold to build a leveraged investment portfolio comprised exclusively of agency securities. We currently expect that at least 75% of our initial leveraged investment portfolio will consist of fixed-rate pass-through certificates and the remaining 25% will consist of a combination of (i) additional fixed-rate pass-through certificates, (ii) ARM or hybrid ARM pass-through certificates, and (iii) CMOs.

We expect to deploy the net proceeds on a leveraged basis within 90 days of the closing of this offering. Depending on the economic environment and our outlook for the mortgage market at the time we ultimately deploy the net proceeds on a leveraged basis, the percentage allocations of agency securities, including fixed rate, ARM and hybrid ARM pass-through certificates and CMOs, within our initial leveraged investment portfolio may differ from the currently expected allocations described above. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Depending on the availability of our targeted investments in agency securities within the 90 days following the closing of this offering, we may temporarily invest the net proceeds in readily marketable, short-term, interest-bearing investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These temporary investments are expected to provide a lower net return than we hope to achieve from our targeted investments in agency securities.

DISTRIBUTION POLICY

We intend to make regular quarterly distributions to our stockholders. To qualify as a REIT we must distribute to our stockholders an amount at least equal to:

•

90% of our REIT taxable income, determined before the deduction of dividends paid and excluding any net capital gains (which does not necessarily equal net income as calculated in accordance with GAAP); plus

•	90% of the excess of our taxable income from foreclosure property (as defined in Section 856 of the Internal Revenue Code) over the tax imposed on such income by the Internal Revenue Code; less

•	Any excess non-cash income (as determined under the Internal Revenue Code). See “Federal Income Tax Considerations—Taxation of American Capital Agency Corp.—Annual Distribution Requirements.”

We will be subject to income tax on our taxable income that is not distributed and to an excise tax to the extent that certain percentages of our taxable income are not distributed by specified dates. See “Federal Income Tax Considerations—Taxation of American Capital Agency Corp.—Annual Distribution Requirements.” Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes.

Distributions will be authorized by our Board of Directors and declared by us based upon a number of factors, including actual results of operations, restrictions under Delaware law, the timing of the deployment of the net proceeds of this offering, our Core Earnings, our financial condition, our taxable income, the annual distribution requirements under the REIT provisions of the Internal Revenue Code, our operating expenses and other factors our directors deem relevant. Our ability to make distributions to our stockholders will depend upon the performance of our investment portfolio, and, in turn, upon our Manager’s management of our business. Distributions will be made in cash to the extent that cash is available for distribution. We may not be able to generate sufficient net interest income to pay distributions to our stockholders. In addition, our Board of Directors may change our distribution policy in the future. See “Risk Factors.”

Distributions to stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of such distributions may be designated by us as long-term capital gain to the extent that such portion is attributable to our sale of capital assets held for more than one year. If we pay distributions in excess of our current and accumulated earnings and profits, such distributions will be a treated as a tax-free return of capital to the extent of each stockholder’s tax basis in our common stock and as capital gain thereafter. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their federal income tax status. For a discussion of the federal income tax treatment of our distributions, see “Federal Income Tax Considerations—Taxation of American Capital Agency Corp.” and “Federal Income Tax Considerations—Taxation of Stockholders.”

Our amended and restated certificate of incorporation will allow us to issue preferred stock that could have a preference on distributions. We currently have no intention to issue any preferred stock, but if we do, the distribution preference on the preferred stock could limit our ability to make distributions to the holders of our common stock.

To the extent that our cash available for distribution is less than the amount required to be distributed under the REIT provisions of the Internal Revenue Code, we may consider various funding sources to cover any such shortfall, including borrowing under our repurchase agreements, selling certain of our assets or using a portion of the net proceeds we receive in this offering or future offerings. Our distribution policy enables us to review the alternative funding sources available to us from time to time.

CAPITALIZATION

The following table sets forth our cash and capitalization as of January 11, 2008 on an actual basis and on as adjusted basis, giving effect to:

•

the sale of 10,000,000 shares of our common stock in this offering at the initial public offering price of $20.00 per share generating net proceeds of $186.2 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us;

•	the sale of 5,000,000 shares of common stock to American Capital at the initial public offering price of $20.00 per share for an aggregate purchase price of $100 million; and

•	the issuance of an aggregate of 4,500 shares of our restricted common stock to our three independent directors upon completion of this offering.

You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical audited balance sheet as of January 11, 2008 and related notes thereto included elsewhere in this prospectus.

	As of January 11, 2008
	Actual	As Adjusted(1)
		(unaudited)
Assets:
Cash and cash equivalents	$1,000	$286,201,000

Stockholders’ equity:
Common stock, par value $0.01 per share; 1,000 shares authorized, 100 shares issued and outstanding on an actual basis and 15,004,600 shares issued and outstanding, on an as adjusted basis(2)	1	150,001
Additional paid-in capital	999	286,050,999

Total stockholders’ equity	1,000	286,201,000

Total capitalization	$1,000	$286,201,000

(1)

Assumes no exercise of the underwriters’ over-allotment option. If the underwriters exercise their over-allotment option in full, the net proceeds we would receive from selling common stock in this offering and the concurrent private placement to American Capital would be $314.3 million, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $15.7 million.

(2)	Includes 4,500 shares of restricted common stock that vest over a three year period to be issued to our independent directors upon completion of this offering.

SELECTED FINANCIAL INFORMATION

The following table presents selected financial information as of January 11, 2008, that has been derived from our historical audited balance sheet as of January 11, 2008 and the related notes included elsewhere in this prospectus. We have no operating history and no investment portfolio.

The following selected financial information is only a summary and is qualified by reference to and should be read in conjunction with the “Management’s Discussion and Analyses of Financial Condition and Results of Operations” and our historical audited balance sheet as of January 11, 2008 and the related notes thereto included elsewhere in this prospectus.

As of January 11, 2008
Assets:
Cash and cash equivalents	$1,000

Total assets	$1,000

Liabilities and Stockholder’s Equity:
Liabilities	$—
Stockholder’s equity	1,000

Total liabilities and stockholder’s equity	$1,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the sections of this prospectus entitled “Risk Factors,” “Special Note Regarding Forward Looking Statements,” “Business” and our audited balance sheet as of January 11, 2008 and the related notes thereto included elsewhere in this prospectus. This discussion contains forward looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are a newly-organized, Delaware corporation formed to invest exclusively in agency securities. We intend to qualify as a REIT for federal income tax purposes and will elect to be taxed as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2008. We generally will not be subject to federal taxes on our income to the extent that we annually distribute our taxable income to our stockholders and maintain our intended qualification as a REIT.

We will be externally managed and advised by American Capital Agency Management, LLC, a wholly-owned subsidiary of American Capital, LLC, which is a wholly-owned portfolio company of American Capital. American Capital is the only private equity fund and the largest alternative asset management company in the S&P 500. With $19 billion in capital resources under management, as of December 31, 2007, American Capital is the largest U.S. publicly-traded alternative asset manager. Members of American Capital’s senior management and its RMBS investment team will serve as our and our Manager’s officers. We will not have any employees.

Outlook

Our business will be affected by general U.S. residential real estate fundamentals and the overall U.S. economic environment. In particular, our strategy is influenced by the specific characteristics of these markets, including prepayment rates and interest rate levels. We expect the results of our operations to be affected by various factors, many of which are beyond our control. Our results of operations will primarily depend on, among other things, the level of our net interest income, the market value of our investment portfolio and the supply of and demand for agency securities. Our net interest income, which includes the amortization of purchase premiums and accretion of discounts, will vary primarily as a result of changes in interest rates, borrowing costs, and prepayment speeds, which is a measurement of how quickly borrowers pay down the unpaid principal balance on their mortgage loans.

Current Market Conditions

Recently, the residential mortgage market in the United States has experienced a variety of difficulties and changed economic conditions including recent defaults, credit losses and liquidity concerns. Over the last few months, news of potential security liquidations has increased the volatility of many financial assets, including agency securities and other high-quality RMBS assets. As a result, values for RMBS assets, including some agency securities and other AAA-rated RMBS assets, were negatively impacted. Further increased volatility and deterioration in the broader residential mortgage and RMBS markets may adversely affect the performance and market value of the agency securities in which we intend to invest. In addition, we intend to rely on the availability of financing to acquire agency securities on a leveraged basis. There has also been a significant disruption in financing of RMBS. Institutions from which we will seek to obtain financing may have owned or financed RMBS which have declined in value and caused them to suffer losses as a result of the recent downturn in the residential mortgage market. If these conditions persist, these institutions may be forced to exit the repurchase market, become insolvent or further tighten lending standards or increase the amount of equity capital or haircut required to obtain financing, and in such event, could make it more difficult for us to obtain financing on favorable terms or at all.

Prepayment Speeds. Prepayment speeds, as reflected by the Constant Prepayment Rate, or CPR, vary according to interest rates, the type of mortgage loan, conditions in financial markets and housing markets, availability of mortgages, borrowers’ credit profile, competition and other factors, none of which can be predicted with any certainty. In general, when interest rates rise, it is relatively less attractive for borrowers to refinance their mortgage loans, and as a result, prepayment speeds tend to decrease. When interest rates fall, however, prepayment speeds tend to increase. When house price appreciation is positive, prepayment rates may increase and when house prices depreciate in value, prepayment rates may decline. For agency securities purchased at a premium, as prepayment speeds increase, the amount of income we will earn on these investments will be less than expected because the purchase premium we will pay for the bonds amortizes faster than expected. Conversely, decreases in prepayment speeds result in income greater than expected and can extend the period over which we amortize the purchase premium. For agency securities purchased at a discount, as prepayment speeds increase, the amount of income we will earn will be greater than expected because of the acceleration of the accretion of the discount into interest income. Conversely, decreases in prepayment speeds result in income less than expected and can extend the period over which we accrete the purchase discount into interest income.

Interest Rate Environment. As indicated above, as interest rates rise, prepayment speeds generally decrease, increasing our interest income. Rising interest rates, however, increase our financing costs which may result in a net negative impact on our net interest income. In addition, if we acquire agency securities collateralized by monthly reset ARMs, and three- and five-year hybrid ARMs, such interest rate increases should result in decreases in our net investment income, as there could be a timing mismatch between the interest rate reset dates on our investment portfolio and the financing costs of these investments. Monthly reset ARMs are ARMs on which coupon rates reset monthly based on indices such as one-month LIBOR. Hybrid ARMs are mortgages that have interest rates that are fixed for an initial period (typically three, five, seven or 10 years) and thereafter reset at regular intervals subject to interest rate caps.

Rising interest rates generally reduce the demand for consumer credit, including mortgage loans, due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of agency securities, which could affect our ability to acquire assets that satisfy our investment objectives. Rising interest rates may also cause agency securities that were issued prior to an interest rate increase to provide yields that exceed prevailing market interest rates.

Agency Securities Spreads. Since the credit market disruptions beginning in the summer of 2007, U.S. Treasury yields have declined and yields on agency securities have increased, resulting in a historically wide difference between the two yields, or the spread relationship. If fixed income market concerns continue to grow and agency security spreads increase further, the value of agency securities may decline and lenders under our repurchase agreements may require us to post additional collateral for our agency securities under outstanding repurchase agreements. Moreover, because of the credit market disruptions, many counterparties from whom we may obtain repurchase agreement financing in the future have increased their haircut, from approximately 3.0% on average to approximately 5.0% on average, which will require us to post additional cash collateral for our agency securities. Such requirements will increase our risk of triggering a margin call.

Size of Investment Portfolio. The size of our investment portfolio, as measured by the aggregate unpaid principal balance of our investment portfolio, will also be a key driver of our gross interest income. Generally, as the size of our investment portfolio grows, the amount of interest income that we receive will increase. The larger investment portfolio, however, will drive increased expenses as we will incur additional interest expense to finance the purchase of our investment portfolio.

Extension Risk. Our Manager will compute the projected weighted-average life of our investments based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when we acquire a FRM or hybrid ARM security, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related agency security.

However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results of operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the hybrid ARM security would remain fixed. This situation may also cause the market value of our hybrid ARM security to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Critical Accounting Policies

Our critical accounting policies relate to investment accounting, revenue recognition, securities valuation, derivative accounting and income taxes. Each of these items involves estimates that will require management to make judgments that are subjective in nature. We will rely on our Manager’s and American Capital’s experience and analysis of historical and current market data in order to arrive at what we believe to be reasonable estimates. Under different conditions, we could report materially different amounts using these critical accounting policies.

Loans and Investments

Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, or SFAS 115, requires that at the time of purchase, we designate a security as either held-to-maturity, available-for-sale, or trading depending on our ability and intent to hold such security to maturity. Securities available-for-sale will be reported at fair value, while securities held-to-maturity will be reported at amortized cost. Although we generally intend to hold most of our agency securities until maturity, we may, from time to time, sell any of our agency securities as part of our overall management of our investment portfolio. Accordingly, we will be required to classify all of our securities as available-for-sale. All assets classified as available-for-sale will be reported at fair value, based on market prices from third-party sources, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders’ equity. We do not have an investment portfolio at this time.

We will evaluate securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. The determination of whether a security is other-than-temporarily impaired will involve judgments and assumptions based on subjective and objective factors. Consideration will be given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of recovery in fair value of the agency security, and (3) our intent and ability to retain our investment in the agency security for a period of time sufficient to allow for any anticipated recovery in fair value. Investments with unrealized losses will not be considered other-than-temporarily impaired if we have the ability and intent to hold the investments for a period of time, to maturity if necessary, sufficient for a forecasted market price recovery up to or beyond the cost of the investments. Unrealized losses on securities that are considered other-than-temporary, as measured by the amount of the difference between the securities’ cost basis and its fair value, will be recognized in earnings as an unrealized loss and the cost basis of the securities will be adjusted.

Interest Income

Interest income will be accrued based on the outstanding principal amount of the securities and their contractual terms. Premiums and discounts associated with the purchase of the securities will be amortized or accreted into interest income over the projected lives of the securities using the interest method. Our policy for estimating prepayment speeds for calculating the effective yield will be to evaluate published prepayment data for similar securities, market consensus and current market conditions. If the actual prepayment experience ultimately differs from our estimate of prepayments, we will be required to make an adjustment to the amortization or accretion of premiums and discounts that would have an impact on future income.

Repurchase Agreements

We intend to finance the acquisition of agency securities for our investment portfolio through the repurchase transactions under master repurchase agreements. Repurchase transactions will be treated as collateralized financing transactions and will be carried at their contractual amounts, including accrued interest, as specified in the respective transactions. We have entered into master repurchase agreements with twelve financial institutions. The economic terms of our borrowings under these master repurchase agreements will not be determined until we engage in a repurchase transaction under such agreements. We will not engage in any repurchase transactions until after the completion of this offering.

In instances where we acquire agency securities through repurchase agreements with the same counterparty from whom the agency securities were purchased, we will account for the purchase commitment and repurchase agreement on a net basis and record a forward commitment to purchase agency securities as a derivative instrument if the transaction does not comply with the criteria in FASB Staff Position FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, or FSP FAS 140-3, for gross presentation. If the transaction complies with the criteria for gross presentation in FSP FAS 140-3, we will record the assets and the related financing on a gross basis in our statements of financial condition, and the corresponding interest income and interest expense in our statements of operations and comprehensive income (loss). Such forward commitments are recorded at fair value with subsequent changes in fair value recognized in income. Additionally, we will record the cash portion of our investment in agency securities as a mortgage related receivable from the counterparty on our balance sheet.

Manager Compensation

The management agreement provides for the payment to our Manager of a management fee, which will be accrued and expensed during the period for which it is earned.

Derivatives and Hedging Activities

We will account for derivative financial instruments in accordance with SFAS 133. SFAS 133 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheets and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either other comprehensive income in stockholders’ equity until the hedged item is recognized in earnings or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. Derivatives are used for hedging purposes rather than speculation. We will use quotations from a third party to determine their fair values.

In the normal course of business, we may use a variety of derivative financial instruments to manage, or hedge, interest rate risk on our borrowings. These derivative financial instruments must be effective in reducing our interest rate risk exposure in order to qualify for hedge accounting. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income for each period until the derivative instrument matures or is settled. Any derivative instrument used for risk management that does not meet the effective hedge criteria is marked-to-market with the changes in value included in net income.

Income Taxes

We will operate in a manner that we believe will allow us to be taxed as a REIT and, as a result, we do not expect to pay substantial corporate-level income taxes. Many of the requirements for REIT qualification, however, are highly technical and complex. If we were to fail to meet these requirements and do not qualify for certain statutory relief provisions, we would be subject to federal income tax, which could have a material adverse impact on our results of operations and amounts available for distributions to our stockholders. Our TRS will be subject to federal, state and, if applicable, local income tax.

Recent Accounting Pronouncements

In February 2008, the FASB issued FSP FAS 140-3, relating to FASB SFAS No. 140, to address questions as to whether assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. Currently, we are still evaluating our ability to record such assets and the related financing on a gross basis in our statements of financial condition, and the corresponding interest income and interest expense in our statements of operations and comprehensive income (loss). For assets representing available-for-sale investment securities, as in our case, any change in fair value will be reported through other comprehensive income under SFAS 115, with the exception of other-than-temporary impairment losses, which will be recorded in the statement of operations and comprehensive (loss) income as realized losses. FASB’s staff position requires that all of the following criteria be met in order to continue the application of SFAS 140 as described above: (1) the initial transfer and repurchase financing cannot be contractually contingent on one another; (2) the repurchase financing entered into between the parties provides the initial transferor with full recourse to the transferee upon default and the repurchase price is fixed; (3) the financial asset subject to the initial transfer and repurchase financing is readily obtainable in the marketplace and the transfer is executed at market rates; and (4) the repurchase agreement and financial asset do not mature simultaneously.

In September 2006, FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy (i.e., levels 1, 2, and 3, as defined). Additionally, companies are required to provide enhanced disclosure regarding instruments in the level 3 category (which require significant management judgment), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities. SFAS 157 will be effective for us beginning January 1, 2008. We are currently evaluating the impact that the adoption of SFAS 157 may have on our financial statements. We do not anticipate having significant amounts of assets in the level 3 category.

In February 2007, FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, or SFAS 159. SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS 159 will be effective for our company beginning January 1, 2008. We are currently evaluating the impact that the adoption of SFAS 159 will have on our financial statements.

Results of Operations

As of the date of this prospectus, we have not commenced operations. We will not build an investment portfolio until we have completed this offering.

Liquidity and Capital Resources

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to pay dividends, fund investments and other general business needs. Our primary sources of funds for liquidity will consist of the net proceeds from this offering, net cash provided by operating activities, cash from the several repurchase agreements we expect to establish concurrently with or shortly before the completion of this offering and other financing arrangements and future issuances of common equity, preferred equity, convertible securities, trust preferred and/or debt securities.

In the future, we intend to finance our acquisition of agency securities through the use of repurchase agreements. We expect that our borrowings generally will have maturities that range from one month to one year. We expect our leverage will range between five and 10 times the amount of our stockholder’s equity (calculated in accordance with GAAP) and we must comply with the leverage threshold requirements in our investment guidelines. Our leverage policy includes excess capital over the “haircuts” required to fund our assets to guard against fluctuations in the market prices of our investment portfolio. Under the repurchase agreements, we may be required to pledge additional assets to the repurchase agreement counterparties (i.e., lenders) in the event the estimated fair value of the existing pledged collateral under such agreements declines and such lenders demand additional collateral (a margin call), which may take the form of additional securities or cash. Similarly, if the estimated fair value of investment securities increase due to changes in the market interest rates of market factors, lenders may release collateral back to us. Specifically, margin calls would result from a decline in the value of the agency securities securing our repurchase agreements, prepayments on the mortgages securing such agency securities and to changes in the estimated fair value of such agency securities generally due to principal reduction of such agency securities from scheduled amortization and resulting from changes in market interest rates and other market factors. We have entered into master repurchase agreements with twelve counterparties.

We believe these identified sources of funds will be adequate for purposes of meeting our short-term (within one year) liquidity and long-term liquidity needs. Our short-term and long-term liquidity needs include funding future investments, operating costs and distributions to our stockholders. Our ability to meet our long-term liquidity and capital resource requirements may be subject to additional financing. If we are unable to obtain or renew our sources of financing or unable to obtain them on favorable terms, it may have an adverse effect on our business and results of operations.

To qualify as a REIT, we must distribute annually at least 90% of our taxable income. This distribution requirement limits our ability to retain earnings and thereby replenish or increase capital for operations.

Contractual Obligations

As of January 11, 2008, we had no contractual obligations. We intend to enter into a management agreement with our Manager, a subsidiary of a wholly-owned portfolio company of American Capital. Our Manager will be entitled to receive a management fee and be reimbursed for its expenses incurred on our behalf, and, in certain circumstances, receive a termination fee, each as described in the management agreement. See “Our Manager, American Capital and the Management Agreement—Our Management Agreement.” Such fees and expenses do not have fixed and determinable payments. The management fee is payable monthly in arrears in an amount equal to 1/12 of 1.25% of our Equity (as defined below).

“Equity” equals our month-end stockholders’ equity, adjusted to exclude the effect of any unrealized gains or losses included in either retained earnings or other comprehensive income (loss), each as computed in accordance with GAAP.

We will be required to pay or reimburse our Manager for all expenses incurred by it related to our operations, but excluding all employment related expenses of our and our Manager’s officers and any American Capital employees who provide services to us pursuant to the management agreement.

We will also be required to pay a termination fee for our non-renewal of the management agreement without cause. This fee will be equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination.

Off-Balance Sheet Arrangements

As of January 11, 2008, we had no off-balance sheet arrangements.

Dividends

To qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular quarterly dividends to our stockholders. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, which would only be paid out of available cash, we must first meet both our operating requirements and scheduled debt service on our repurchase agreements or other debt payable.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risks that we will be exposed to are interest rate risk, market value risk and prepayment risk.

Interest Rate Risk

Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control.

Changes in the general level of interest rates can affect our net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with our interest-bearing liabilities, by affecting the spread between our interest-earning assets and interest-bearing liabilities. Changes in the level of interest rates also can affect the value of the agency securities that will constitute our investment portfolio and our ability to realize gains from the sale of these assets.

We may utilize a variety of financial instruments, including interest rate caps, collars, floors, forward contracts, future or swap agreements, in order to limit the effects of interest rates on our operations. When we use these types of derivatives to hedge the risk of interest-earning assets or interest-bearing liabilities, we may be subject to certain risks, including the risk that losses on a hedge position will reduce the funds available for payments to holders of our common stock and that the losses may exceed the amount we invested in the instruments.

Our profitability and the value of our investment portfolio (including derivatives used for hedging purposes) may be adversely affected during any period as a result of changing interest rates.

Market Value Risk

Our available-for-sale securities will be reflected at their estimated fair value with unrealized gains and losses excluded from earnings and reported in other comprehensive income pursuant to SFAS 115. The estimated fair value of these securities fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these securities would be expected to increase.

Prepayment Risk

As we receive repayments of principal on our investment portfolio, premiums paid on such investments will be amortized against interest income using the effective yield method through the expected maturity dates of the investments. In general, an increase in prepayment rates will accelerate the amortization of purchase premiums, thereby reducing the interest income earned on the investments. Conversely discounts received on such investments are accreted into interest income using the effective yield method through the expected maturity dates of the investments. In general, a decrease in prepayment rates will slow the accretion of purchase discounts, thereby reducing the interest income earned on the investments.

Extension Risk

Our Manager will compute the projected weighted-average life of our investments based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgage loans. In general, when we acquire a FRM or hybrid ARM security, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated average life of the fixed-rate portion of the related assets. This strategy is designed to protect us from rising interest rates because the borrowing costs are fixed for the duration of the fixed-rate portion of the related agency security.

However, if prepayment rates decrease in a rising interest rate environment, the life of the fixed-rate portion of the related assets could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the end of the hedging instrument while the income earned on the hybrid ARM security would remain fixed. This situation may also cause the market value of our hybrid ARM security to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Inflation

Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Further, our financial statements are prepared in accordance with GAAP and our distributions are determined by our Board of Directors based primarily by our net income as calculated for tax purposes, in each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

BUSINESS

General

We are a newly-organized, Delaware corporation formed to invest exclusively in single-family residential mortgage pass-through securities and CMOs guaranteed by a U.S. Government agency, such as GNMA, or a U.S. Government-sponsored entity, such as FNMA and FHLMC. These investments are mortgage-backed securities for which the principal and interest are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. We have no operating history and no investment portfolio. We will commence operations upon completion of this offering.

Our principal goal will be to generate net income for distribution to our stockholders through regular quarterly dividends, from our net interest income earned. We intend to fund our investments primarily through short-term borrowings structured as repurchase agreements. Recent adverse developments in the residential mortgage market have caused a significant disruption in financing for RMBS. Despite these market disruptions, we believe that financing of agency securities will continue to be available on favorable terms.

We intend to qualify as a REIT for federal income tax purposes and will elect to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ending December 31, 2008. We generally will not be subject to federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to our stockholders and maintain our intended qualification as a REIT. Our TRS will be subject to federal, state and, if applicable, local income tax.

We will be externally managed and advised by our Manager, pursuant to the terms of a management agreement. Our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our Board of Directors. Our Manager is a subsidiary of a wholly-owned portfolio company of American Capital. American Capital is the only private equity fund and the largest alternative asset management company in the S&P 500. With $19 billion in capital resources under management, as of December 31, 2007, American Capital is the largest U.S. publicly-traded alternative asset manager. Members of American Capital’s senior management and its RMBS investment team will serve as our and our Manager’s officers. We will not pay any of these individuals any cash or equity-based compensation. Rather, we will pay our Manager a management fee pursuant to the management agreement. Because neither we nor our Manager will have any employees, our Manager will enter into an administrative services agreement with American Capital, pursuant to which our Manager will have access to American Capital’s employees, infrastructure, business relationships, management expertise and capital raising capabilities. This access to American Capital’s infrastructure will allow our Manager to dedicate its time to managing our investment portfolio on our behalf so that we may fully take advantage of opportunities in the agency securities market.

Investment Considerations

When making an investment in our common stock, you should consider the following:

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Access to an Established Asset Manager with an Extensive Infrastructure. Our Manager is a subsidiary of a wholly-owned portfolio company of American Capital, the largest U.S. publicly traded alternative asset manager that is a member of the S&P 500 and the largest U.S. publicly traded private equity fund. American Capital had approximately $19 billion of capital resources under management and over 300 investment professionals, as of December 31, 2007. Members of American Capital’s senior management and its RMBS investment team, which was hired by American Capital in September 2007 to pursue various residential mortgage investment strategies, will serve as our and our Manager’s officers. Our Manager will be able to leverage American Capital’s infrastructure on our behalf, including its extensive financial reporting operations, its dedicated equity and debt capital markets fund raising teams, as well as its business development and legal teams. Over the years, American Capital has developed comprehensive financial monitoring and risk management policies and procedures, all of which we believe will be beneficial to us.

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Experienced RMBS Investment Team. Mr. Jeffrey, our Senior Vice President and Chief Investment Officer, has over 20 years of experience trading and investing in RMBS. Since joining American Capital in September 2007, Mr. Jeffrey has led American Capital’s eight-member RMBS investment team, which includes Messrs. Yu and Smith, each of whom is an officer of our Manager. Messrs. Jeffrey, Yu and Smith have an average of 21 years of RMBS investing experience and have worked together for the majority of their professional careers. We expect American Capital’s experienced investment team to be a differentiating competitive advantage relative to our competitors.

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Focused Investment Strategy For Agency Securities. Our investment strategy seeks to optimize our risk adjusted returns by creating an investment portfolio consisting exclusively of agency securities. Because we will invest exclusively in agency securities, our investment portfolio will have limited credit risk due to the guarantee of principal and interest payments by a U.S. Government agency or U.S. Government-sponsored entity. We expect our focused investment strategy to be a competitive advantage relative to other residential mortgage investors that have experienced a deterioration in the credit performance of their residential mortgage loan investment portfolios.

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Access to American Capital’s Fund Raising Capabilities. We will have access to American Capital’s infrastructure, including its dedicated equity and debt capital markets teams, which collectively have 19 employees, as of December 31, 2007. American Capital has demonstrated its ability to raise significant amounts of debt and equity capital during various market environments and we believe we will benefit from American Capital’s experience and guidance in this regard. Since its initial public offering in 1997 through December 31, 2007, American Capital has completed 31 common stock offerings raising net proceeds in excess of $5 billion, successfully raised approximately $4 billion of public and private term debt and completed 10 securitization transactions totaling approximately $3 billion. Additionally, American Capital has equity and debt financing relationships with more than 40 global financial institutions. We believe that having access to American Capital’s fund raising capabilities provides a competitive advantage relative to our competitors and will assist us in our efforts to build our investment portfolio over time.

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Significant Alignment of American Capital’s Interests. American Capital will purchase $100 million of our common stock at the initial public offering price in a private placement, resulting in its ownership of approximately 33.3% of our outstanding common stock upon completion of this offering (or 30.3% if the underwriters exercise the over-allotment option in full). We believe that American Capital’s significant ownership of our common stock upon completion of this offering will align American Capital’s interests with our interests.

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Clean Balance Sheet With No Legacy Investment Portfolio. As a newly-formed entity with no legacy investments, we intend to build an initial investment portfolio consisting exclusively of agency securities that will be acquired after this offering. As a result, the performance of our initial investment portfolio will not be affected by any previously purchased agency securities generating lower net interest income.

Our Investment Strategy

Our investment strategy is designed to:

•	build an investment portfolio consisting exclusively of agency securities that seeks to generate attractive risk-adjusted returns;

•	manage financing, interest and prepayment rate risks;

•	capitalize on discrepancies in the relative valuations in the agency securities market;

•	provide regular quarterly distributions to stockholders;

•	qualify as a REIT; and

•	remain exempt from the requirements of the Investment Company Act.

We expect to employ the expertise and experience of American Capital’s RMBS investment team to build an investment portfolio consisting exclusively of agency securities that incorporates our Manager’s understanding and outlook of the RMBS market by capitalizing on changes in the prepayment and interest rate environment both currently, due to disruptions throughout the mortgage market, and going forward as future trends emerge.

Our Targeted Investments

Agency securities consist of single-family residential pass-through certificates and CMOs for which the principal and interest payments are guaranteed by a U.S. Government agency or U.S. Government-sponsored entity.

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Single-Family Residential Pass-Through Certificates. Single-family residential pass-through certificates are securities representing interests in “pools” of mortgage loans secured by residential real property where payments of both interest and principal, plus pre-paid principal, on the securities are made monthly to holders of the securities, in effect “passing through” monthly payments made by the individual borrowers on the mortgage loans that underlie the securities, net of fees paid to the issuer/guarantor and servicers of the securities.

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Collateralized Mortgage Obligations (CMOs). CMOs are structured instruments comprised of agency securities. Interest and principal, if applicable, plus pre-paid principal, on a CMO are paid on a monthly basis. CMOs consist of multiple classes of securities, with each class bearing different stated maturity dates. Monthly payments of principal, including prepayments, are first returned to investors holding the shortest maturity class; investors holding the longer maturity classes receive principal only after the first class has been retired.

The agency securities that we intend to acquire provide funds for mortgage loans made to residential homeowners. These securities generally represent interests in pools of mortgage loans made by savings and loan institutions, mortgage bankers, commercial banks and other mortgage lenders. These pools of mortgage loans are assembled for sale to investors, such as us, by various government, government-related or private organizations.

Agency securities differ from other forms of traditional debt securities, which normally provide for periodic payments of interest in fixed amounts with principal payments at maturity or on specified call dates. Instead, agency securities provide for a monthly payment, which consists of both interest and principal. In effect, these payments are a “pass-through” of the monthly interest and scheduled and prepaid principal payments made by the individual borrower on the mortgage loans, net of any fees paid to the issuer, servicer or guarantor of the securities.

The investment characteristics of agency securities differ from those of traditional fixed-income securities. The major differences include the payment of interest and principal on the securities on a more frequent schedule, as described above, and the possibility that principal may be prepaid at any time due to prepayments on the underlying mortgage loans or other assets. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities.

Various factors affect the rate at which mortgage prepayments occur, including changes in the level and directional trends in housing prices, interest rates, general economic conditions, the age of the mortgage loan, the location of the property and other social and demographic conditions. Generally, prepayments on agency securities increase during periods of falling mortgage interest rates and decrease during periods of rising mortgage interest rates. However, this may not always be the case. We may reinvest principal repayments at a yield that is higher or lower than the yield on the repaid investment, thus affecting our net interest income by altering the average yield on our assets.

However, when interest rates are declining, the value of agency securities with prepayment options may not increase as much as other fixed income securities. The rate of prepayments on underlying mortgages will affect the price and volatility of agency securities and may have the effect of shortening or extending the duration of the security beyond what was anticipated at the time of purchase. When interest rates rise, our holdings of agency securities may experience reduced returns if the owners of the underlying mortgages pay off their mortgages slower than anticipated. This is generally referred to as extension risk.

Payments of principal and interest on agency securities, although not the market value of the securities themselves, may be guaranteed by the full faith and credit of the United States, such as those issued by GNMA, or by a U.S. Government-sponsored entity, such as FNMA or FHLMC.

These agency securities are collateralized by either FRMs, ARMs, or hybrid ARMs. Our allocation between securities collateralized by FRMs, ARMs or hybrid ARMs will depend on various factors including, but not limited to, relative value, expected future prepayment trends, supply and demand, costs of hedging, costs of financing, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. We intend to take these factors into account when we consider making these types of investments.

The types of single-family residential pass-through certificates in which we may invest, or which may comprise the CMOs in which we may invest, are described below.

FHLMC Gold Certificates

FHLMC is a shareholder-owned, federally-chartered corporation created pursuant to an act of the U.S. Congress on July 24, 1970. The principal activity of FHLMC currently consists of the purchase of mortgage loans or participation interests in mortgage loans and the resale of the loans and participations in the form of guaranteed mortgage-backed securities. FHLMC guarantees to each holder of FHLMC gold certificates the timely payment of interest at the applicable pass-through rate and principal on the holder’s pro rata share of the unpaid principal balance of the related mortgage loans. The obligations of FHLMC under its guarantees are solely those of FHLMC and are not backed by the full faith and credit of the United States. If FHLMC were unable to satisfy these obligations, distributions to holders of FHLMC certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of FHLMC certificates.

FHLMC gold certificates are backed by pools of single-family mortgage loans or multi-family mortgage loans. These underlying mortgage loans may have original terms to maturity of up to 40 years. FHLMC certificates may be issued under cash programs (composed of mortgage loans purchased from a number of sellers) or guarantor programs (composed of mortgage loans acquired from one seller in exchange for certificates representing interests in the mortgage loans purchased).

FNMA Certificates

FNMA is a shareholder owned, federally-chartered corporation organized and existing under the Federal National Mortgage Association Charter Act, created in 1938 and rechartered in 1968 by Congress as a stockholder owned company. FNMA provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. FNMA guarantees to the registered holder of a FNMA certificate that it will distribute amounts representing scheduled principal and interest on the mortgage loans in the pool underlying the FNMA certificate, whether or not received, and the full principal amount of any such mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of FNMA under its guarantees are solely those of FNMA and are not backed by the full faith and credit of the United States. If FNMA were unable to satisfy its obligations, distributions to holders of FNMA certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, defaults and delinquencies on the underlying mortgage loans would adversely affect monthly distributions to holders of FNMA.

FNMA certificates may be backed by pools of single-family or multi-family mortgage loans. The original term to maturity of any such mortgage loan generally does not exceed 40 years. FNMA certificates may pay interest at a fixed rate or an adjustable rate. Each series of FNMA ARM certificates bears an initial interest rate and margin tied to an index based on all loans in the related pool, less a fixed percentage representing servicing compensation and FNMA’s guarantee fee. The specified index used in different series has included the Treasury Index, the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco, LIBOR and other indices. Interest rates paid on fully-indexed FNMA ARM certificates equal the applicable index rate plus a specified number of percentage points. The majority of series of FNMA ARM certificates issued to date have evidenced pools of mortgage loans with monthly, semi-annual or annual interest rate adjustments. Adjustments in the interest rates paid are generally limited to an annual increase or decrease of either 1.00% or 2.00% and to a lifetime cap of 5.00% or 6.00% over the initial interest rate.

GNMA Certificates

GNMA is a wholly-owned corporate instrumentality of the United States within the Department of Housing and Urban Development, or HUD. The National Housing Act of 1934 authorizes GNMA to guarantee the timely payment of the principal of and interest on certificates which represent an interest in a pool of mortgages insured by the Federal Housing Administration, or FHA, or partially guaranteed by the Department of Veterans Affairs and other loans eligible for inclusion in mortgage pools underlying GNMA certificates. Section 306(g) of the Housing Act provides that the full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under any guaranty by GNMA.

At present, most GNMA certificates are backed by single-family mortgage loans. The interest rate paid on GNMA certificates may be a fixed rate or an adjustable rate. The interest rate on GNMA certificates issued under GNMA’s standard ARM program adjusts annually in relation to the Treasury index. Adjustments in the interest rate are generally limited to an annual increase or decrease of 1.00% and to a lifetime cap of 5.00% over the initial coupon rate.

Investment Methods

We may, in the future, utilize “to-be-announced” forward contracts, or TBAs, in order to invest in agency securities. Pursuant to these TBAs, we would agree to purchase, for future delivery, agency securities with certain principal and interest terms and certain types of underlying collateral, but the particular agency securities to be delivered would not be identified until shortly before the TBA settlement date. Our ability to purchase agency securities through TBAs may be limited by the 75% asset test applicable to REITs. See “Federal Income Tax Considerations—Taxation of American Capital Agency Corp.—Asset Tests.”

Investment Committee and Investment Guidelines

Our Manager has established an investment committee, which consists of Messrs. Wilkus, Erickson, Flax, Grunewald and McHale, each of whom are officers of our Manager. The investment committee has proposed investment guidelines which have been approved by our Board of Directors. The investment committee will meet monthly to discuss diversification of our investment portfolio, hedging and financing strategies and compliance with the investment guidelines. Our Board of Directors will receive an investment report and review our investment portfolio and related compliance with the investment guidelines on at least a quarterly basis. Our Board of Directors will not review or approve individual investments unless the investment is outside our operating policies or investment guidelines.

The investment committee has proposed, and our Board of Directors has approved, the following investment guidelines:

•	no investment shall be made in any non-agency securities;

•

our leverage may not exceed 10 times our stockholders’ equity (as computed in accordance with GAAP), which we refer to as our leverage threshold. In the event that our leverage inadvertently exceeds the leverage threshold, we may not utilize additional leverage without prior approval from our Board of Directors until we are once again in compliance with the leverage threshold;

•	no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes;

•	no investment shall be made that would cause us to be regulated as an investment company under the Investment Company Act; and

•	prior to entering into any proposed investment transaction with American Capital or any of its affiliates, a majority of our independent directors must approve the terms of the transaction.

The investment committee may change these investment guidelines at any time with the approval of our Board of Directors, but without any approval from our stockholders.

Our Financing Strategy

As part of our investment strategy, we intend to borrow against our investment portfolio pursuant to our master repurchase agreements. A repurchase transaction acts as a financing under which we effectively pledge our agency securities as collateral to secure a short-term loan. We expect that our borrowings pursuant to these repurchase transactions generally will have maturities that range from 30 to 90 days, but may have maturities of up to 364 days. We expect our leverage will range between five to 10 times the amount of our stockholder’s equity (calculated in accordance with GAAP) which must comply with the leverage threshold requirements in our investment guidelines.

We have entered into master repurchase agreements with twelve financial institutions. The terms of the repurchase transaction borrowings under our master repurchase agreements will generally conform to the terms in the standard master repurchase agreement as published by the Securities Industry and Financial Markets Association (SIFMA) as to repayment, margin requirements and the segregation of all securities we have initially sold under the repurchase transaction. In addition, each lender typically requires that we include supplemental terms and conditions to the standard master repurchase agreement. Typical supplemental terms and conditions include changes to the margin maintenance requirements, required haircuts, purchase price maintenance requirements, requirements that all controversies related to the repurchase agreement be litigated in a particular jurisdiction and cross default provisions. These provisions will differ for each of our lenders and will not be determined until we engage in a specific repurchase transaction. We will not engage in any repurchase transactions until after the completion of this offering.

To the extent that we invest in agency securities through TBAs in the future, we may enter into dollar roll transactions using TBAs in which we would sell a TBA and simultaneously purchase a similar, but not identical, TBA. Our ability to enter into dollar roll transactions with respect to TBAs may be limited by the 75% gross income test applicable to REITs. See “Federal Income Tax Considerations—Taxation of American Capital Agency Corp.—Income Tests.”

Our Hedging Strategy

As part of our risk management strategy, we may hedge our exposure to interest rate and prepayment risk as our Manager determines is in our best interest given our investment strategy, the cost of the hedging transactions and our intention to qualify as a REIT. As a result, we may elect to bear a level of interest rate or prepayment risk that could otherwise be hedged when management believes, based on all relevant facts, that bearing the risk enhances our risk/return profile. We intend to follow an interest rate risk management program that is designed to protect our view of the market and our investment portfolio and related borrowings against the effects of major interest rate changes to the extent consistent with our election to be taxed as a REIT. We may enter into interest rate caps, collars, floors, forward contracts, futures or swap agreements to attempt to mitigate the risk of the cost of our variable rate liabilities increasing at a faster rate than the earnings on our assets during a period of rising interest rates.

We intend to build a balance sheet and undertake an interest rate and prepayment risk management program which seeks to generate net interest income and maintain liquidity sufficient to continue operations given a variety of potentially adverse circumstances. Accordingly, we expect our interest rate and prepayment risk management program to address both income preservation, as discussed above, and capital preservation concerns. Since the underlying borrowers of the agency securities are able to prepay their mortgage loans at any time, we face the risk that we will experience a return of principal earlier than anticipated and be left to invest that principal at the then lower prevailing yields. Because prepayments on agency securities generally accelerate when interest rates drop and slow when interest rates increase, agency securities typically have “negative convexity.” In other words, certain agency securities may increase in price more slowly than most bonds, or even fall in value, as interest rates decline. Conversely, certain agency securities may decrease in value more quickly than most bonds as interest rates increase. For capital preservation, we monitor our “duration.” This is the expected percentage change in market value of our assets that would be caused by a 1% change in short and long-term interest rates. To monitor weighted average duration and the related risks of fluctuations in the liquidation value of our investment portfolio, we will model the impact of various economic scenarios on the market value of our agency securities and liabilities. We believe that our interest rate and prepayment risk management program will allow us to maintain operations throughout a wide variety of potentially adverse circumstances. Nevertheless, in order to further preserve our capital base (and lower our duration) during periods when we believe a trend of rising interest rates has been established, we may decide to increase hedging activities or to sell assets. Each of these actions may lower our earnings and dividends in the short term to further our objective of maintaining attractive levels of earnings and dividends over the long term.

Under one of the gross income tests under the Internal Revenue Code applicable to REITs, income from a hedging transaction that we enter into to manage risk of interest rate changes with respect to borrowings made to acquire or carry real estate assets would not constitute qualifying REIT gross income, and such income is ignored for purposes of the other gross income test applicable to REITs. Therefore, we may have to limit our use of advantageous hedging techniques, which could expose us to greater risks associated with changes in interest rates than we would otherwise want to bear or implement those hedges through our TRS. Implementing our hedges through our TRS could increase the cost of our hedging activities because our TRS would be subject to tax on income and gains. We intend to implement part of our hedging strategy through our TRS. To comply with the asset tests applicable to us as a REIT, we could own 100% of the stock of such subsidiary, provided that the value of the stock that we own in all such TRSs does not exceed 20% of the value of our total assets at the close of any calendar quarter.

Our Policies with Respect to Certain Other Activities

If our Board of Directors determines that additional funding is required and/or beneficial to our strategy, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that we decide to raise additional equity capital, our Board of Directors has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We may offer equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares and may engage in such activities in the future.

In addition, we intend to finance the acquisition of investments with traditional forms of financing, such as repurchase agreements. Our Board of Directors will receive an investment report and review our investment portfolio and related compliance with the investment guidelines on at least a quarterly basis.

We intend to engage in the purchase and sale of investments. We will not underwrite the securities of other issuers.

Our Board of Directors may change any of these policies without prior notice or a vote of our stockholders.

Changes in Our Investment Guidelines

The investment committee of our Manager may propose and our Board of Directors may approve new investment guidelines, which could reallocate our investment portfolio. Such changes may be made at any time and without stockholder consent.

Exemption from Regulation Under the Investment Company Act

We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act in reliance on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires us to invest at least 55% of our assets in “mortgages and other liens on and interest in real estate”, or “qualifying real estate interests”, and a least 80% of our assets in qualifying real estate interests plus “real estate-related assets”. In satisfying this 55% requirement, we may treat agency securities issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate interests. Therefore, the agency securities that we acquire are limited by the provisions of the Investment Company Act and the rules and regulations promulgated thereunder. We also may be required at times to adopt less efficient methods of financing certain of our agency securities and we may be precluded from acquiring certain types of higher yielding agency securities. This exemption also prohibits us from issuing redeemable securities. If we fail to qualify for an exemption from registration as an investment company under the Investment Company Act or an exclusion from the definition of an investment company, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described in this prospectus.

Competition

Our success will depend, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring agency securities, we will compete with mortgage REITs, mortgage finance and specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders, governmental bodies and other entities. In addition, there are numerous mortgage REITs with similar asset acquisition objectives and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of mortgage assets suitable for purchase. Additionally, our investment strategy will be dependant on the amount of financing available to us in the repurchase agreement market. Our investment strategy will be adversely impacted if we are not able to secure financing or not on favorable terms.

Employees

Neither we nor our Manager have any employees. We will be managed by our Manager pursuant to the management agreement between our Manager and us. Certain members of American Capital’s senior management and members of its RMBS investment team will serve as officers of our Manager and provide services to us on behalf of the Manager pursuant to the terms of the management agreement. Our Manager will enter into an administrative services agreement with American Capital, pursuant to which our Manager will have access to American Capital’s employees, infrastructure, business relationships, management expertise and capital raising capabilities, as necessary for our Manager to perform its obligations and responsibilities under the management agreement.

Legal Proceedings

We and our Manager are not currently subject to any legal proceedings.

OUR MANAGER, AMERICAN CAPITAL AND THE MANAGEMENT AGREEMENT

Our Manager

We will be externally managed and advised by our Manager, a subsidiary of a wholly-owned portfolio company of American Capital, the only private equity fund and the largest alternative asset management company in the S&P 500. With $19 billion in capital resources under management, as of December 31, 2007, American Capital is the largest U.S. publicly-traded alternative asset manager. Members of American Capital’s senior management and its RMBS investment team will serve as our and our Manager’s officers. We will not pay any of these individuals any cash or equity-based compensation. Rather, we will pay our Manager a management fee pursuant to the management agreement. Since neither we nor our Manager have any employees, our Manager will enter into an administrative services agreement with American Capital pursuant to which our Manager will be able to utilize American Capital’s infrastructure, business relationships, management expertise and capital raising capabilities to take advantage of opportunities in the mortgage market on our behalf.

Officers of Our Manager

Biographical information for each of the executive officers and certain other key officers of our Manager’s officers is set forth below.

Malon Wilkus is our Chairman, President and Chief Executive Officer and the President of our Manager. Mr. Wilkus founded American Capital in 1986 and has served as its Chief Executive Officer and Chairman of the Board of Directors since that time, except for the period from 1997 to 1998 during which he served as Chief Executive Officer and Vice Chairman of the Board of Directors. He has served as President of American Capital since 2001 and also held that position from 1986 to 1999. Mr. Wilkus has also been the Chairman of European Capital Limited (LSE: ECAS), a publicly traded private equity and mezzanine fund, since its formation in 2005. In addition, Mr. Wilkus is the President of American Capital, LLC, the fund management portfolio company of American Capital. He has also served on the Board of Directors of over a dozen middle-market companies in various industries.

John R. Erickson is our Chief Financial Officer and an Executive Vice President and Vice President and Treasurer of our Manager. Mr. Erickson has served as an Executive Vice President of American Capital since 2001 and as its Chief Financial Officer since 1998. From 1991 to 1998, Mr. Erickson was the Chief Financial Officer of Storage USA, Inc., a REIT formerly traded on the New York Stock Exchange (NYSE: SUS).

Ira J. Wagner is one of our Executive Vice Presidents and a Vice President of our Manager. Mr. Wagner has served as an Executive Vice President and the Chief Operating Officer of American Capital since 2001. He served as a Senior Vice President of American Capital in 2001, prior to becoming Executive Vice President. He has been an employee of American Capital since 1997 and has also held the positions of Principal and Senior Investment Officer.

Samuel A. Flax is one of our Executive Vice Presidents and our Secretary and a Vice President and the Secretary of our Manager. Mr. Flax has served as an Executive Vice President and the General Counsel, Chief Compliance Officer and Secretary of American Capital since January 2005. Mr. Flax was a partner in the corporate and securities practice group of the Washington, D.C. law firm of Arnold & Porter LLP from 1990 to January 2005. Mr. Flax also served as Of Counsel to Arnold & Porter LLP from January 2005 to December 2005. At Arnold & Porter LLP, he represented American Capital in raising debt and equity capital, advised the company on corporate, securities and other legal matters and represented the company in many of its investment transactions.

Robert K. Grunewald is a Vice President of our Manager. Mr. Grunewald has served as a Managing Director of the Financial Services Group of American Capital since joining American Capital in April 2006. Prior to joining American Capital, Mr. Grunewald had been a Managing Director of Wachovia Securities since

December 2002, where he ran the Specialty Finance Investment Banking practice. Prior to this, Mr. Grunewald was an investment banker in the financial services group at predecessor organizations of Wachovia Securities and had been the head of the Specialty Finance Mergers and Acquisitions practice at NationsBank Securities.

Thomas A. McHale is a Vice President of our Manager. Mr. McHale has served as the Senior Vice President, Finance of American Capital since May 2006. He served as Vice President, Finance and Investor Relations and Assistant Secretary of American Capital from 2002 to May 2006. Mr. McHale joined American Capital in December 1998.

Russell J. Jeffrey is one of our Senior Vice Presidents and Chief Investment Officer and a Vice President of our Manager. He is also a Senior Vice President and Managing Director of American Capital. Since joining American Capital in September 2007, Mr. Jeffrey has headed American Capital’s RMBS investment team. Mr. Jeffrey is currently the majority owner and a managing member of PIM, which he co-founded in November 2003. Between January 2003 and November 2003, Mr. Jeffrey was not affiliated with a fund or management company and was a private investor. Mr. Jeffrey was co-founder and investment manager of Watch Hill, from December 1993 to December 2002. At Watch Hill, Mr. Jeffrey was responsible for managing the trading activities of private investment funds which employed an agency security investment strategy. Prior to Watch Hill, Mr. Jeffrey was a Managing Director and department head of Mortgage-Backed Securities Trading and Sales for Prudential Securities, Inc. During his tenure at Prudential Securities, Inc. he also served on the firm’s Operating Council and Risk Management Committee.

Raymond R. Yu is a Vice President of our Manager. He is also a Vice President and Principal of American Capital, where he works for the RMBS investment team. Mr. Yu served as a Portfolio Manager for PIM from January 2004 to September 2007. Prior to joining PIM, Mr. Yu served as an Associate Portfolio Manager for Watch Hill from February 1995 to January 2004. At Watch Hill, he assisted in running the mortgage derivative portfolio. From June 1989 to December 1994, Mr. Yu worked at Prudential Securities. During his time at Prudential, he was Head of CMO Structuring and a derivative trader. In 2006, Mr. Yu was published in the Handbook of Mortgage-Backed Securities (Sixth Edition), edited by Frank J. Fabozzi (New York: McGraw-Hill Publishing Co., 2006) where he co-authored the chapter on Inverse Floating-Rate Collateralized Mortgage Obligations.

Edward D. Smith is a Vice President of our Manager. He is also a Vice President of American Capital, where he works for the RMBS investment team. Mr. Smith served as a Portfolio Manager of PIM from September 2005 to September 2007. From January 2000 to September 2005, Mr. Smith served as an Associate Portfolio Manager for Watch Hill. From July 1995 to January 1999, Mr. Smith was a Managing Director in the MBS Sales Group at Merit Capital. Prior to working at Merit Capital, Mr. Smith was a Vice President of MBS Sales at Nikko Securities from July 1993 to November 1994. From January 1990 to July 1993, he served as a MBS derivative trader at Prudential Securities.

American Capital Strategies, Ltd.

American Capital had approximately $19 billion of capital resources under management and over 300 investment professionals as of December 31, 2007. American Capital’s business consists of two primary segments—its middle-market investment portfolio and its global alternative asset management business. American Capital, both directly and through its global alternative asset management business, is an investor in management and employee buyouts, private equity buyouts and early stage and mature private and public companies. From its initial public offering in 1997 to December 31, 2007, it has invested, directly and through its funds under management, including funds committed but undrawn under credit facilities and equity commitments, approximately $6 billion in equity securities and approximately $20 billion in debt securities of middle market companies including approximately $1 billion in commercial mortgage-backed securities, or CMBS, and approximately $0.3 billion in collateralized debt obligations, or CDOs.

In September 2007, American Capital hired its eight-member RMBS investment team, led by Mr. Jeffrey, our Chief Investment Officer, in order to pursue various RMBS investment strategies. Prior to the hiring of its RMBS investment team, American Capital did not pursue a residential real estate or agency security investment strategy, and therefore, neither our Manager nor American Capital has extensive institutional experience in acquiring or financing agency securities. Since October 2007, American Capital has invested approximately $130 million in a mortgage opportunities fund that is substantially owned by American Capital and managed by American Capital’s RMBS investment team. This fund invests in RMBS, including agency securities, and will directly compete with us. American Capital will agree that so long as the Manager or an affiliate of American Capital continues to manage our company that it will not sponsor an investment vehicle that invests predominantly in whole pool agency securities other than us. This restriction would not prevent American Capital or an affiliate of American Capital from investing in or sponsoring an investment vehicle that targets investments in agency securities (as long as that entity also targets investments in other types of investments), and as a result, American Capital or an affiliate of American Capital may compete with us. For so long as Mr. Jeffrey is employed by American Capital, he has agreed with American Capital that investment vehicles managed by PIM will not purchase investments in whole pool agency securities and related derivative securities.

American Capital has developed an institutionalized approach to its global alternative asset management business through exceptional management, supported by a fully-integrated organization and infrastructure. Through the administrative services agreement, our Manager will have access to American Capital’s employees, infrastructure, business relationships, management expertise and capital raising capabilities, including its extensive financial reporting operations, dedicated equity and debt capital markets fund raising teams, business development and legal teams. Over the years, American Capital has developed comprehensive financial monitoring policies and procedures, which we believe will be beneficial to us as we effectively manage and increase our investment portfolio over time. We expect to directly utilize certain key functional teams of American Capital, including (personnel count as of December 31, 2007):

•

RMBS Investment Team: An eight-member group that originates, reviews and screens investment opportunities related to RMBS assets, prepares investment committee reports and models, makes recommendations to the investment committee, executes investments, assists in monitoring and valuing of investments and manages acquisitions, divestures and the exit of RMBS investments.

•

Financial Accounting and Reporting Team: A 67-person group which is responsible for accounting and financial reporting to stockholders and regulatory bodies. Among its tasks are investment accounting, loan servicing, billing, accounts payable, tax compliance and controller functions.

•	Finance and Treasury Team: A 32-person group that is responsible for raising debt and equity capital, investor relations, cash management and financial planning and budgeting.

•

Legal, Compliance and Internal Audit Teams: A 30-person group, that provides legal support to the capital raising and investing activities, is involved in stockholder and regulatory reporting and provides transactional and litigation services. American Capital’s internal audit function reports directly to the Audit and Compliance Committee of American Capital’s Board of Directors.

•

Financial Accounting and Compliance Team (FACT): A 69-person group, including in-house public accountants and valuation and audit professionals that is responsible for providing accounting due diligence of prospective portfolio companies, portfolio monitoring and quarterly valuations of portfolio assets.

•	Information and Technology Team: A 32-person team that implements and maintains communication and technological resources for American Capital’s operations.

We expect that our Manager will directly utilize the resources and expertise of American Capital’s RMBS investment team to identify, purchase and manage our investment portfolio. We also expect our Manager will directly utilize American Capital’s Financial Accounting and Reporting Team, Finance and Treasury Team, Legal, Compliance and Internal Audit Teams, Financial Accounting and Compliance Team (FACT) and Information Technology Team to provide a range of services including, but not limited to, accounting, financial reporting, tax compliance, capital raising, investor relations, financial planning and budgeting, legal support, internal audit functions, portfolio monitoring and valuations and technological resources.

We also expect to have access to other teams of American Capital, including (personnel count as of December 31, 2007):

•

Other Investment Teams: A 212-person group (excluding the RMBS investment team) located in 10 offices in the United States that originates, reviews and screens investment opportunities, conducts business, management and operations due diligence, prepares investment committee reports and models, makes recommendations to the investment committee, executes investments, its members sit as directors on the boards of portfolio companies, assists in monitoring and valuing of investments and manages acquisitions, divestures and the exit of investments.

•

Business Development Team: A seven-person group that assists in researching, targeting and developing investment opportunities from multiple, established channels, including investment banks, private equity and mezzanine funds, commercial banks, business and financial brokers, trade organizations, industry contacts, lawyers, accountants and current owners.

•	Syndications Team: A nine-person group that arranges syndications of senior loans and other loans of portfolio companies.

While we do not expect that our Manager will directly utilize American Capital’s Investment Teams, other than the RMBS investment team, or American Capital’s Business Development Team or Syndications Team, we believe that these teams’ broad access to the financial markets and diverse business contacts will contribute valuable information regarding overall business and market conditions, which we believe will be an advantage to our business.

Simultaneously with completion of this offering, American Capital will purchase $100 million of our common stock at the initial public offering price in a private placement, resulting in its ownership of approximately 33.3% of our outstanding common stock upon completion of this offering (or 30.3% if the underwriters exercise the over-allotment option described below in full). American Capital has agreed that, for a period of 365 days after the date of this prospectus, it will not, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dispose of or hedge 2,500,000 of the 5,000,000 shares of our common stock that it will purchase in this concurrent private placement, subject to certain exceptions and extension in certain circumstances. American Capital has also indicated to us that is does not presently intend to sell or otherwise dispose of 2,500,000 shares of our common stock that it will purchase in the concurrent private placement for at least three years after the date of this prospectus. American Capital has also agreed to a 180-day lock-up with respect to the remaining shares of our common stock that it purchases in the concurrent private placement.

Our Management Agreement

We are party to a management agreement with our Manager, pursuant to which our Manager will be responsible for administering our business activities and day-to-day operations, subject to the supervision and oversight of our Board of Directors. The material terms of the management agreement are described below.

Management Services

The management agreement requires our Manager to oversee our business affairs in conformity with the operating policies and the investment guidelines proposed by the investment committee of our Manager and approved by our Board of Directors. Our Manager at all times will be subject to the supervision and direction of our Board of Directors, the terms and conditions of the management agreement and such further limitations or parameters as may be imposed from time to time by our Board of Directors. Our Manager is responsible for (i) the selection, purchase and sale of our investment portfolio, (ii) our financing and hedging activities and (iii) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and will perform such services and activities relating to our assets and operations as may be appropriate, including, without limitation:

•	maintaining the investment committee, which may propose changes to our investment guidelines to be approved by our Board of Directors;

•

serving as our consultant with respect to the periodic review of investments, borrowings and operations and other policies and recommendations with respect thereto for approval by our Board of Directors;

•	serving as our consultant with respect to the selection, purchase, monitoring and disposition of our investments;

•

serving as our consultant with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us or our subsidiaries including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;

•	advising us with respect to our equity incentive plan for our independent directors;

•	purchasing and financing investments on our behalf;

•	providing us with portfolio management;

•

engaging and supervising, on behalf of us and at our expense, independent contractors that provide real estate, investment banking, securities brokerage, insurance, legal, accounting, transfer agent, registrar and such other services as may be required relating to our operations or investments (or potential investments);

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

•

performing and supervising the performance of administrative functions necessary in our management as may be agreed upon by our Manager and our Board of Directors, including, without limitation, the services in respect of any equity incentive plan we may create for our independent directors, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;

•

communicating on behalf of us with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

•	counseling us in connection with policy decisions to be made by our Board of Directors;

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evaluating and recommending to us hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies, as so modified from time to time, with our qualification as a REIT, and with the investment guidelines;

•

counseling us regarding the requirements to qualify as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury regulations thereunder;

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counseling us regarding the maintenance of our exemption from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exemption;

•	furnishing reports and statistical and economic research to us regarding our activities and services performed for us or our subsidiaries by our Manager;

•

monitoring the operating performance of our investments and providing periodic reports with respect thereto to our Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

•

investing and re-investing any of our monies and securities (including in short-term investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders) and advising us as to our capital structure and capital-raising activities;

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causing us to retain qualified accountants and legal counsel, as applicable, to (i) assist in developing appropriate compliance procedures with the provisions of the Internal Revenue Code applicable to REITs and, if applicable, TRSs and (ii) conduct quarterly compliance reviews with respect thereto;

•	causing us to qualify to do business in all jurisdictions in which such qualification is required and to obtain and maintain all appropriate licenses;

•

assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended;

•

taking all necessary actions to enable us and our subsidiaries to make required tax filings and reports, including soliciting stockholders for required information to the extent necessary under the Internal Revenue Code and Treasury regulations applicable to REITs;

•

handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations;

•

arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

•

using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our Board of Directors from time to time;

•

performing such other services as may be required from time to time for the management and other activities relating to our assets as our Board of Directors reasonably requests or our Manager deems appropriate under the particular circumstances; and

•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to the terms of the management agreement, our Manager will provide us with a management team, including our chief executive officer, chief financial officer and chief investment officer or similar positions, along with appropriate support personnel to provide the management services to be provided by our Manager to us as described in the management agreement.

Our Manager has not assumed any responsibility other than to render the services called for under the management agreement in good faith and is not responsible for any action of our Board of Directors in following or declining to follow its advice or recommendations, including as set forth in the investment guidelines. Our Manager and its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, will not be liable to us, our Board of Directors or our stockholders for any acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under the management agreement. We have agreed to indemnify our Manager and its affiliates, and the directors, officers, employees, members and stockholders of our Manager and its affiliates, with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of our Manager, its affiliates and the directors, officers, employees, members and stockholders of our Manager and its affiliates, performed in good faith under the management agreement and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their respective duties. Our Manager has agreed to indemnify us and our directors, officers and stockholders with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement. Our Manager will maintain reasonable and customary “errors and omissions” and other customary insurance coverage upon the completion of this offering.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the investment guidelines, (ii) would adversely affect our qualification as a REIT under the Internal Revenue Code or our status as an entity exempted from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or of any exchange on which our securities are listed or that would otherwise not be permitted by our amended and restated certificate of incorporation or bylaws. If our Manager is ordered to take any action by our Board of Directors, our Manager will notify our Board of Directors if it is our Manager’s judgment that such action would adversely affect such status or violate any such law, rule or regulation or our amended and restated certificate of incorporation or bylaws.

Term and Termination Rights

The management agreement has an initial term expiring on May 20, 2011. The management agreement will be automatically renewed for one-year terms thereafter unless terminated by either us or our Manager. The management agreement does not limit the number of renewal terms. Either we or our Manager may elect not to renew the management agreement upon the expiration of the initial term of the management agreement or upon the expiration of any automatic renewal terms, both upon 180 days prior written notice to our Manager or us. Any decision by us to not renew the management agreement must be approved by the majority of our independent directors. If we choose not to renew the management agreement, we will pay our Manager a termination fee, upon expiration, equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination. We may only elect not to renew the management agreement without cause with the consent of the majority of our independent directors. If we terminate the management agreement without cause, we may not, without the consent of our Manager, employ any employee of the Manager or any of its affiliates, including American Capital, or any person who has been employed by our Manager or any of its affiliates at any time within the two year period immediately preceding the date on which the person commences employment with us for two years after such termination of the management agreement. In addition, following any termination of the management agreement, we must pay our Manager all compensation accruing to the date of termination. Neither we nor our Manager may assign the management agreement in whole or in part to a third party without the written consent of the other party, except that our Manager may assign the agreement to any of its affiliates that is its successor by reason of a restructuring or other reorganization. In order for us to assign the management agreement, we must obtain the approval of a majority of our independent directors. Our manager may delegate the performance of any of its responsibilities to an affiliate so long as our Manager remains liable for such affiliate’s performance.

Furthermore, if we decide not to renew the management agreement without cause as a result of the determination by the majority of our independent directors that the management fee is unfair, our Manager may agree to perform its management services at fees the majority of our Board of Directors determine to be fair, and the management agreement will not terminate. Our Manager may give us notice that it wishes to renegotiate the fees, in which case we and our Manager must negotiate in good faith, and if we cannot agree on a revised fee structure at the end of the 60 day negotiation period following our receipt of our Manager’s intent to renegotiate, the agreement will terminate, and we must pay the termination fees described above.

We may also terminate the management agreement with 60 days’ prior written notice for cause, without paying the termination fee, if any of the following events occur, which will be determined by a majority of our independent directors:

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our Manager’s fraud, misappropriation of funds or embezzlement against us or gross negligence (including such action or inaction by our Manager which materially impairs our ability to conduct our business);

•

our Manager fails to provide adequate or appropriate personnel that are reasonably necessary for our Manager to identify investment opportunities for us and to manage and develop our investment portfolio if such default continues uncured for a period of 60 days after written notice thereof, which notice must contain a request that the same be remedied;

•

a material breach of any provision of the management agreement (including the failure of our Manager to use reasonable efforts to comply with the investment guidelines) if such default continues uncured for a period of 60 days after written notice thereof, which notice must contain a request that the same be remedied;

•

our Manager commences any proceeding relating to its bankruptcy, insolvency, reorganization or relief of debtors or there is commenced against our Manager any such proceeding which results in an order for relief or remains undismissed for a period of 90 days; or

•	the dissolution of our Manager.

Management Fee and Reimbursement of Expenses

We do not intend to employ personnel. As a result, we will rely on our Manager to administer our business activities and day-to-day operations. Because neither we nor our Manager will have any employees, our Manager will enter into an administrative services agreement with American Capital. The management fee is designed to reimburse our Manager for providing personnel to provide certain services to us as described above in “—Management Services.” Our Manager will also be entitled to certain monthly expense reimbursements described below. The management fee is payable monthly in arrears in cash.

Management Fee. We will pay our Manager a management fee monthly in arrears in an amount equal to 1/12 of 1.25% of our Equity (as defined below). Our Manager will use the proceeds from its management fee in part to pay American Capital for services provided by certain members of its senior management and members of its RMBS investment team to us pursuant to the administrative services agreement.

Our Manager will calculate each monthly installment of the management fee within 15 days after the end of each calendar month, and we will pay the monthly management fee with respect to each calendar month within 5 business days following the delivery to us of our Manager’s statement setting forth the computation of the monthly management fee for such month.

“Equity” equals our month-end stockholders’ equity, adjusted to exclude the effect of any unrealized gains or losses included in either retained earnings or other comprehensive income (loss), each as computed in accordance with GAAP.

Our Manager will not receive any incentive compensation pursuant to the terms of the management agreement.

Reimbursement of Expenses. We will pay, or reimburse our Manager, all our operating expenses. We will not have any employees and will not pay our officers any cash or non-cash equity compensation. Pursuant to the terms of the management agreement, we are not responsible for the employment related expenses of our and our Manager’s officers and any American Capital employees that provide services to us under the management agreement. The costs and expenses required to be paid by us include, but are not limited to:

•	costs incurred in connection with this offering of our common stock, including formation expenses;

•	transaction costs incident to the acquisition, disposition and financing of our investments;

•	expenses incurred in contracting with third parties;

•	external legal, auditing, accounting, consulting, investor relations, brokerage and administrative fees and expenses, including in connection with this offering of our common stock;

•	the compensation and expenses of our directors (excluding those directors who are employees of American Capital) and the cost of liability insurance to indemnify our directors and officers;

•

the costs associated with our establishment and maintenance of any repurchase agreement facilities and other indebtedness (including commitment fees, accounting fees, legal fees, closing costs and similar expenses);

•	expenses associated with other securities offerings by us;

•	expenses relating to the payment of dividends;

•	costs incurred by personnel of our Manager for travel on our behalf;

•	expenses connected with communications to holders of our securities and in complying with the continuous reporting and other requirements of the SEC and other governmental bodies;

•	transfer agent and exchange listing fees;

•	the costs of printing and mailing proxies and reports to our stockholders;

•	all costs of organizing, modifying or dissolving our company or any subsidiary and costs in preparation of entering into or exiting any business activity;

•	our pro rata portion of costs associated with any computer software, hardware or information technology services that are used by us;

•	our pro rata portion of the costs and expenses incurred with respect to market information systems and publications, research publications and materials used by us;

•	settlement, clearing, and custodial fees and expenses relating to us;

•

the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency (as such costs relate to us), all taxes and license fees and all insurance costs incurred on behalf of us;

•	the costs of administering our equity incentive plan; and

•

our pro rata portion of rent (including disaster recovery facility costs and expenses), telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations.

Administrative Services Agreement

Because neither we nor our Manager have any employees or separate facilities, our Manager will enter into an administrative services agreement with American Capital pursuant to which our Manager will be provided with the personnel, services and resources necessary for our Manager to perform its obligations and responsibilities under the management agreement. In addition, certain members of American Capital’s senior management and its RMBS investment team will serve as officers of our Manager and us. Further, American Capital will be required to provide our Manager with the services of American Capital employees such that our Manager may provide us with a chief executive officer, chief financial officer and chief investment officer pursuant to the terms of the management agreement.

If either we or our Manager elect to terminate the management agreement pursuant to its terms (as described above), the administrative services agreement would likewise be terminated. Neither American Capital nor our Manager will be able to terminate the administrative services agreement unless the management agreement has been terminated pursuant to its terms. Pursuant to the administrative services agreement, American Capital may assign its rights and obligations thereunder to any of its affiliates, including American Capital, LLC, the parent company of our Manager.

We will not be a party to the administrative services agreement. Therefore, we will not have any recourse against American Capital if it does not fulfill its obligations under the administrative services agreement or it elects to assign the agreement to one of its affiliates.

Conflicts of Interest in Our Relationship with Our Manager, Our Management Team and American Capital

Management Agreement

We, our officers, certain of our directors and our Manager will face conflicts of interest because of our relationships with each other. We were formed by American Capital, the indirect owner of our Manager, and the terms of our management agreement, including fees payable, were not negotiated on an arm’s-length basis, and its terms may not be as favorable to us as if it was negotiated with an unaffiliated party. The compensation we will pay to our Manager consists of a management fee, which is not tied to our performance. The management fee is paid regardless of our performance and it may not provide sufficient incentive to our Manager to seek to achieve attractive risk-adjusted returns for our investment portfolio. This could result in increased risk in our investment portfolio.

Our management agreement may only be terminated without cause, as defined in the management agreement, after the completion of its initial term on May 20, 2011, or the expiration of each annual renewal term. We are required to provide 180-days prior notice of non-renewal of the management agreement and must pay a termination fee on the last day of the initial term or any automatic renewal term, equal to three times the average annual management fee earned by our Manager during the prior 24-month period immediately preceding the most recently completed month prior to the effective date of termination. We may only not renew the management agreement with or without cause with the consent of the majority of independent directors. These provisions make it difficult to terminate the management agreement and increase the effective cost to us of not renewing the management agreement.

Time Commitments of Our Management Team

Our Manager will be responsible for making all of our investments. Each of our and our Manager’s officers, as well as the members of American Capital’s RMBS investment team who will provide services to us, is an employee of American Capital, or on affiliate and none of them will devote his time to us exclusively. Each of Messrs. Wilkus, Erickson, Flax, Grunewald and McHale, who are members of our Manager’s investment committee, is an officer of American Capital and has significant responsibilities to American Capital and certain of its various portfolio companies, affiliated entities or managed funds. Messrs. Jeffrey, Yu and Smith and the five other members of American Capital’s RMBS investment team will provide services to us and may provide services to American Capital or other RMBS investment vehicles that have been or may be sponsored by American Capital in the future.

In addition, Mr. Jeffrey is currently the majority owner and a managing member of PIM, an investment advisor that is not affiliated with American Capital. PIM manages investment vehicles that, as of December 31, 2007, had approximately $134 million in total assets and that invest in RMBS and associated mortgage derivatives. For so long as Mr. Jeffrey is employed by American Capital, he has agreed with American Capital that investment vehicles managed by PIM will not purchase investments in whole pool agency securities. Mr. Jeffrey has agreed with American Capital that he will devote his full-time attention and energies to his employment with American Capital, but he will be entitled to continue to provide services to PIM and investment vehicles managed by PIM as long as these activities do not detract significantly from his work on behalf of American Capital and he devotes such of his time and effort to managing American Capital-sponsored RMBS investment vehicles, including our company, as is reasonably necessary and appropriate. For so long as he is an employee of American Capital, Mr. Jeffrey will cause all management fees earned by PIM to be assigned to American Capital or a designee of American Capital, but he will be entitled to retain all incentive fees earned by PIM. Due to the fact that each of our and our Manager’s officers and American Capital’s RMBS investment team are responsible for providing services to American Capital and/or certain of its portfolio companies, affiliated entities or managed funds and Mr. Jeffrey, through PIM, continues to manage investment vehicles not affiliated with American Capital for which he is entitled to earn incentive fees, they may not devote sufficient time to the management of our business operations.

American Capital and Mr. Jeffrey have agreed that for a period of six months following termination of his employment without cause and 12 months following termination of his employment with cause, he will not compete with American Capital by engaging in residential mortgage investing in the United States. During the non-compete period, Mr. Jeffrey will be permitted to continue to act as a managing member of PIM and make or manage investments in residential mortgage securities through PIM other than whole pool agency securities and related derivative securities. We are not a party to this agreement between Mr. Jeffrey and American Capital and cannot assure you that American Capital will enforce this agreement.

Investment Activities

American Capital

Since October 2007, American Capital has invested approximately $130 million in a mortgage opportunities fund that is substantially owned by American Capital and managed by American Capital’s RMBS investment team. This fund invests in RMBS, including agency securities, and will directly compete with us. American Capital will agree that so long as our Manager or an affiliate of American Capital continues to manage our company, it will not sponsor an investment vehicle that invests predominantly in whole pool agency securities other than us. This restriction would not prevent American Capital or an affiliate of American Capital from investing in or sponsoring an investment vehicle that targets investments in agency securities (as long as that entity also targets investments in other types of investments), and as a result, American Capital or an affiliate of American Capital may compete with us. We expect our Board of Directors to adopt investment guidelines that will require that any investment transaction between us and American Capital or any affiliate of American Capital receives prior approval of a majority of our independent directors. However, this policy will not eliminate the conflicts of interest that our and our Manager’s officers and the members of American Capital’s RMBS investment team will face in making investment decisions on behalf of any other American Capital-sponsored investment vehicles and us. Further, we do not have any agreement or understanding with American Capital that would give us any priority over American Capital, any of its affiliates or any such American Capital-sponsored investment vehicle in opportunities to invest in agency securities. Accordingly, we may compete for access to the benefits that we expect our relationship with our Manager and American Capital to provide.

PIM

Mr. Jeffrey is currently the majority owner and a managing member of PIM. PIM manages investment vehicles that as of December 31, 2007, had approximately $134 million in total assets and that invest in RMBS and associated mortgage derivatives. For so long as Mr. Jeffrey is employed by American Capital, he has agreed with American Capital that investment vehicles managed by PIM will not purchase investments in whole pool agency securities. However, we have no direct agreement with Mr. Jeffrey or PIM regarding allocation of potential investments. We may compete with PIM for access to non-whole pool agency securities and related derivative securities. Accordingly, we cannot assure you that Mr. Jeffrey will allocate the most attractive opportunities to invest in agency securities to us.

There can be no assurance that these policies will not eliminate the conflicts of interest that our Manager, American Capital and the employees of American Capital and its affiliates that provide services to us will face in making independent investment decisions on our behalf as well as on behalf of American Capital, its affiliates or any other American Capital-sponsored investment vehicle.

MANAGEMENT

Directors and Executive Officers

Our Board of Directors consists of five directors, a majority of which have been determined by our Board of Directors to be independent in accordance with the applicable marketplace rules of The NASDAQ Global Market. Mr. Wilkus and Dr. Alvin Puryear have been members of our Board of Directors since January 9, 2008. Dr. Morris Davis, Mr. Randy Dobbs and Mr. Larry Harvey, each of whom has qualified as an independent director under applicable marketplace rules, have been appointed as members of our Board of Directors as of May 12, 2008. Upon the expiration of their current terms at the annual meeting of stockholders in 2009, our directors will each be elected to serve a term of one year. Our bylaws provide that a majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than one, or more than 15. All of our executive officers serve at the discretion of our Board of Directors. The following table sets forth certain information about our directors and executive officers.

Name	Age	Position with Us
Malon Wilkus	56	Chief Executive Officer, President, Chairman of the Board of Directors
John R. Erickson	48	Chief Financial Officer and Executive Vice President
Ira J. Wagner	55	Executive Vice President
Samuel A. Flax	51	Executive Vice President and Secretary
Russell J. Jeffrey	50	Senior Vice President and Chief Investment Officer
Alvin N. Puryear	70	Director
Morris A. Davis	36	Director*
Randy E. Dobbs	58	Director*
Larry K. Harvey	43	Director*

*	Indicates that such director is considered an “independent director” under The NASDAQ Global Market’s marketplace rules, as determined by our Board of Directors.

Biographical information for each of Messrs. Wilkus, Erickson, Wagner, Flax and Jeffrey is set forth under “Our Manager and the Management Agreement—Our Manager.” Biographical information for our directors who are not our executive officers is set forth below.

Alvin N. Puryear is one of our directors and also serves as a director of American Capital. Dr. Puryear is a management consultant who specializes in businesses with high-growth potential. From February 1970 to August 2007, Dr. Puryear was on the faculty of Baruch College of the City University of New York, where he was the Lawrence N. Field Professor of Entrepreneurship and Professor of Management. Prior to 1970, Dr. Puryear held executive positions in finance and computer systems with the Mobil Corporation and Allied Chemical Company, respectively. He is also a member of the Board of Directors of the Bank of Tokyo-Mitsubishi UFG Trust Company.

Morris A. Davis is one of our directors. Dr. Davis has been an Assistant Professor in the Department of Real Estate and Urban Land Economics at the University of Wisconsin-Madison, School of Business since September 2006. He is currently on the Academic Advisory Council of the Federal Reserve Bank of Chicago and has served since 2007 as a Research Associate at the Federal Reserve Bank of Cleveland. From July 2002 to August 2006, Dr. Davis was an economist at the Federal Reserve Board working in the Flow of Funds Section. From October 2001 to July 2002, he was Director of Yield Optimization at Return Buy, Inc. and from August 1998 to October 2001, Dr. Davis was an economist at the Macroeconomics and Quantitative Studies Section of the Federal Reserve Board. Dr. Davis is widely published on issues related to the U.S. housing markets and a frequent lecturer. He holds a Ph.D. in Economics from the University of Pennsylvania.

Randy E. Dobbs is one of our directors. Mr. Dobbs has been the Chief Executive Officer of US Investigations Services, Inc. and its subsidiaries (USIS) since February 2005. USIS provides business intelligence and risk management solutions, security and related services and expert staffing solutions for businesses and federal agencies. From April 2003 to February 2005, Mr. Dobbs was President and Chief Executive Officer of Philips Medical Systems, North America, a manufacturer of systems for imaging, radiation oncology and patient monitoring, as well as information management and resuscitation products. Prior to April 2003, Mr. Dobbs spent 27 years with General Electric Company where he held various senior level positions, including President and Chief Executive Officer of GE Capital, IT Solutions.

Larry K. Harvey is one of our directors. Mr. Harvey has been Executive Vice President, Chief Financial Officer and Treasurer of Host Hotels & Resorts, Inc. (Host) since November 2007. Host is a lodging REIT (NYSE: HST). From February 2006 to November 2007 he served as Senior Vice President, Chief Accounting Officer at Host and from February 2003 to February 2006 he served as Senior Vice President and Corporate Controller at Host. Prior to rejoining Host in February 2003, he served as Chief Financial Officer of Barceló Crestline Corporation, formerly Crestline Capital Corporation. Prior to that, Mr. Harvey was Host’s Vice President of Corporate Accounting, before the spin-off of Crestline in 1998.

Director Independence

Rules 4200 and 4350 of The NASDAQ Global Market require that a majority of our Board of Directors qualify as “independent” no later than the first anniversary of the completion of this offering.

Our Board of Directors has determined that Dr. Davis, Mr. Dobbs and Mr. Harvey meet the definition of “independent director”, as defined in the marketplace rules of The NASDAQ Global Market.

Board Committees

Our Board of Directors has established two committees which will consist solely of independent directors, the principal functions of which are briefly described below. Matters put to a vote at any one of our committees must be approved by a majority of the directors on the committee who are present at a meeting, in person or as otherwise permitted by our bylaws, at which there is a quorum or by unanimous written consent of the directors on that committee. Our Board of Directors has adopted a charter for each of these committees.

Audit Committee

Our Board of Directors has established an audit committee, which is composed of our three independent directors. Mr. Harvey chairs our audit committee, and he will serve as our “audit committee financial expert” as that term is defined by the SEC. The committee will assist the Board of Directors in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

The committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm and considering the range of audit and non-audit fees. The charter of the audit committee will be posted on our website upon the completion of this offering.

Compensation Committee

Our Board of Directors has established a compensation committee, which is composed of our three independent directors. Mr. Dobbs chairs the committee, whose principal functions are to:

•	evaluate the performance of and compensation paid by us, if any, to our chief executive officer;

•	evaluate the performance of our Manager;

•	review the compensation and fees payable to our Manager under our management agreement;

•	administer our equity incentive plan; and

•	produce a report on executive compensation required to be included in our proxy statement for our annual meetings.

The compensation committee will also serve as the Board of Director’s standing nominating committee and as such will perform the following functions:

•

identifying, recruiting and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines, including the committee’s selection criteria for director nominees;

•	reviewing and making recommendations on matters involving general operation of the Board of Directors and our corporate governance;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors; and

•	annually facilitating the assessment of the Board of Directors’ performance as a whole and of the individual directors and reports thereon to the Board of Directors.

The charter of the compensation committee will be posted on our website upon the completion of this offering.

Code of Business Conduct and Ethics

Our Board of Directors has established a code of business conduct and ethics that applies to our officers and directors and the employees of American Capital who provide services to us. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our audit committee, and will be promptly disclosed as required by law or stock exchange regulations.

Compensation Committee Interlocks and Insider Participation

We have not paid, and do not intend to pay, any of our executive officers any cash or equity-based compensation. Rather, we will pay our Manager a management fee pursuant to the management agreement, the terms of which are described in “Our Manager and Management Agreement—Our Management Agreement.”

Any amendments to the management agreement that would change the terms of our Manager’s compensation would have to be approved by the compensation committee of our Board of Directors, which will consist solely of our three independent directors. None of our executive officers is a member of the compensation committee of our Board of Directors. No member of the compensation committee of our Board of Directors is an executive officer or a member of the Board of Directors (or bodies performing similar functions) of American Capital or any of its affiliates, including our Manager and us.

Director Compensation

We have not paid any cash compensation or granted any equity-based awards to any of the members of our Board of Directors since our incorporation. We do not have, and we do not currently intend to adopt, any plans or programs for our directors that provide for pension benefits or the deferral of compensation.

Any member of our Board of Directors who is also an employee of American Capital or its affiliates will not receive any compensation from us for serving on our Board of Directors.

Each independent director will receive an annual retainer of $40,000 in quarterly payments in advance and $1,500 per Board of Director or committee meeting attended. We also reimburse our independent directors for their travel expenses incurred in connection with their attendance at full board and committee meetings. In addition, the chair of our audit committee will be paid an annual retainer of $15,000 and the chair of our compensation committee will be paid an annual retainer of $5,000. Simultaneously with the completion of this offering, we will grant each of our independent directors 1,500 shares of restricted common stock, which will vest ratably over a three-year period, subject to their continued service on our Board of Directors. We have adopted the American Capital Agency Corp. Equity Incentive Plan for Independent Directors for the purpose of making grants of equity-based compensation awards to our independent directors, including these restricted common stock awards. See “—Equity Incentive Plan” below for a description of this plan and the circumstances in which the vesting of these awards may be accelerated.

Executive Compensation

Compensation Discussion and Analysis

We have not paid, and we do not intend to pay, any cash or non-cash equity compensation to any of our officers and we do not currently intend to adopt any policies with respect thereto. Our management agreement provides that our Manager will provide us with a management team, including our chief executive officer, chief financial officer and chief investment officer or similar positions. American Capital will determine the levels of base salary and cash incentive compensation that may be earned by our officers, each of whom are employees of American Capital, based on the time required for the performance of the duties of our Manager under the management agreement and such other factors as American Capital may determine are appropriate. American Capital will also determine whether and to what extent our officers will be provided with pension, long-term or deferred compensation and other employee benefits plans and programs. Compensation paid to our officers will be paid by American Capital. The fees that we pay our Manager under the management agreement will, through the distributions of our Manager’s income to its parent and, in turn, to American Capital, be one of the sources of funds that American Capital will use to compensate our officers.

Equity Incentive Plan

Our Board of Directors has adopted, and our sole current stockholder has approved, the American Capital Agency Corp. Equity Incentive Plan for Independent Directors. This equity incentive plan provides for the issuance of equity-based awards, including stock options, restricted stock, restricted stock units, unrestricted stock awards and other awards based on our common stock that may be made by us to our independent directors. The shares of restricted common stock to be granted to our independent directors simultaneously with the completion of this offering and any annual grants of common stock to them will be granted pursuant to the American Capital Agency Corp. Equity Incentive Plan for Independent Directors.

Our equity incentive plan will be administered by our Board of Directors, which may delegate its authority to the compensation committee of our Board of Directors. The plan administrator will have the authority to make awards to eligible independent directors and to determine what form the awards will take and the terms and conditions of the awards. Except as provided below with respect to equitable adjustments, the plan administrator may not take any action that would have the effect of reducing the exercise or purchase price of any award granted under our equity incentive plan without first obtaining the consent of our stockholders.

An aggregate of 100,000 shares of our common stock has been reserved for issuance under the American Capital Agency Corp. Equity Incentive Plan for Independent Directors, subject to adjustment as provided below. If any shares subject to an award granted under our equity incentive plan are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, or if shares of our common stock are surrendered or withheld by us as payment of either the exercise price of an award and/or withholding taxes in respect of an award, the shares of common stock with respect to such award will again be available for awards under our equity incentive plan. Upon the exercise of any award granted in tandem with any other award, the related award will be cancelled to the extent of the number of shares of common stock as to which the award is exercised and, notwithstanding the foregoing, that number of shares will no longer be available for awards under our equity incentive plan.

In the event that the plan administrator determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger or other similar corporate transaction or event, affects our common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under our equity incentive plan, then the plan administrator will make equitable changes or adjustments to: (i) the number and kind of shares of common stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of common stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, grant price or purchase price relating to any award and (iv) the performance goals, if any, applicable to outstanding awards. In addition, the plan administrator may determine that any equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of our common stock).

Each stock option granted under our equity incentive plan will have a term of no longer than 10 years, and will have an exercise price that is no less than 100% of the fair market value of our common stock on the date of grant of the award. The other terms of stock options granted by us under our equity incentive plan will be determined by the plan administrator.

The plan administrator will determine the terms and conditions of each grant of restricted stock or restricted stock units under our equity incentive plan. Restricted stock units confer on the participant the right to receive cash, common stock or other property, as determined by the plan administrator, having a value equal to the number of shares of our common stock that are subject to the award. The holders of awards of restricted stock or restricted stock units may be entitled to receive dividends or, in the case of restricted stock units, dividend equivalents, which in either case may be payable immediately or on a deferred basis at such time as is determined by the plan administrator.

The plan administrator may determine to make grants of our common stock that are not subject to any restrictions or a substantial risk of forfeiture or to grant other stock-based awards to eligible participants, the terms and conditions of which will be determined by the plan administrator at the time of grant.

Unless otherwise determined by the plan administrator and set forth in an individual award agreement, outstanding awards under American Capital Agency Corp. Equity Incentive Plan for Independent Directors will become fully vested, exercisable and/or payable upon termination of the independent director’s service as a director, unless such termination of service is pursuant to a removal for cause, or if we undergo a change of control.

Our equity incentive plan will automatically expire on the tenth anniversary of the date on which it was adopted. Our Board of Directors may terminate, amend, modify or suspend our equity incentive plan at any time, subject to stockholder approval as required by law or stock exchange rules. The plan administrator may amend the terms of any outstanding award under our equity incentive plan at any time. No amendment or termination of our equity incentive plan, or any outstanding award, may adversely affect any of the rights of an award holder without the holder’s consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain ownership information with respect to our common stock for those persons known to us who directly or indirectly own, control or hold with the power to vote 5% or more of our outstanding common stock, and all executive officers and directors, individually and as a group.

	Amount of Beneficial Ownership(1)
	Immediately Prior to This Offering			Immediately After This Offering(2)
Name and Address of Beneficial Owner(3)	Number of Shares		Percent	Number of Shares		Percent
American Capital Strategies, Ltd.	100	(4)	100%	5,000,100		33.3%
Malon Wilkus	—		—	—		—
John R. Erickson	—		—	—		—
Ira J. Wagner	—		—	—		—
Samuel A. Flax	—		—	—		—
Russell J. Jeffrey	—		—	—		—
Alvin N. Puryear	—		—	—		—
Morris A. Davis	—		—	1,500	(5)	*
Randy E. Dobbs	—		—	1,500	(5)	*
Larry K. Harvey	—		—	1,500	(5)	*

All executive officers and directors as a group (9 persons)	—		—	4,500		*

*	Less than 1%.
(1)	In accordance with SEC rules, beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).
(2)	Assume no exercise of the underwriters’ over-allotment option.
(3)

The address of American Capital Strategies, Ltd. and each of the executive officers and directors listed above is c/o American Capital Agency Corp., 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814.

(4)	Consists of shares purchased by American Capital in connection with our initial capitalization.
(5)	Consists of shares of restricted common stock to be granted to this independent director pursuant to our equity incentive plan simultaneously with the completion of this offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

American Capital is currently our sole stockholder. Simultaneously with the pricing of this offering, we entered into a stock purchase agreement with American Capital pursuant to which it agreed to purchase $100 million of our common stock at the initial public offering price (or 5,000,000 shares) in a private placement, subject to and concurrently with the completion of this offering. This agreement contains customary representations, covenants and conditions.

We and our Manager will enter into a management agreement, pursuant to which our Manager will manage our day-to-day operations. We will pay our Manager a monthly management fee and will reimburse our Manager for certain expenses. Our Manager will earn a management fee regardless of the performance of our investments. See “Our Manager, American Capital and the Management Agreement—Our Management Agreement” for more information regarding the services our Manager will provide to us and the fees we will pay to our Manager. Because neither we nor our Manager will have any employees, our Manager will enter into an administrative services agreement with American Capital pursuant to which our Manager will be able to utilize American Capital’s employees, infrastructure, business relationships, management expertise and capital raising capabilities.

We and American Capital will enter into a registration rights agreement with regard to the common stock owned by American Capital upon completion of this offering. Pursuant to the registration rights agreement, we will grant to American Capital (i) unlimited demand registration rights to have these shares registered for resale and (ii) the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as our manager. American Capital’s registration rights with respect to 2,500,000 of the 5,000,000 shares of common stock that it purchases in the private placement simultaneously with this offering will only begin to apply three years after the date of this prospectus. Notwithstanding the foregoing, any registration will be subject to cutback provisions and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

We have not entered into any other transactions in which any other director or officer or stockholder of ours or our Manager has any material interest.

Related Person Transaction Policies

Our Board of Directors has adopted a policy providing that any investment transaction between American Capital or any of its affiliates and us or any of our subsidiaries requires the prior approval of a majority of our independent directors.

Our Board of Directors has also adopted a policy regarding the approval of any “related person transaction”, which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and all material facts about the transaction. Our Secretary would then assess and promptly communicate that information to the compensation committee of our Board of Directors. Based on its consideration of all of the relevant facts and circumstances, this committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to this committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

In addition, our Code of Ethics, which is reviewed and approved by our Board of Directors and provided to all our directors, officers and the persons who provide services to us pursuant to the management agreement requires that all such persons avoid any situations or relationships that involve actual or potential conflicts of interest, or perceived conflicts of interest, between an individual’s personal interests and the interests of the company. Pursuant to our Code of Ethics, each of these persons must disclose any conflicts of interest, or actions or relationships that might give rise to a conflict, to their supervisor or our Secretary. If a conflict is determined to exist, the person must disengage from the conflict situation or terminate his provision of services to us. Our chief executive officer, chief financial officer, our principal accounting officer and certain other persons who may be designated by our Board of Directors or its audit committee, whom we collectively refer to as our financial executives, must consult with our Secretary with respect to any proposed actions or arrangements that are not clearly consistent with our Code of Ethics. In the event that a financial executive wishes to engage in a proposed action or arrangement that is not consistent with our Code of Ethics, the executive must obtain a waiver of the relevant provisions of our Code of Ethics in advance from our audit committee.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights and preferences of our capital stock and preferred stock and related provisions of our amended and restated certificate of incorporation and bylaws as they will be in effect upon the closing of this offering. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our amended and restated certificate of incorporation and bylaws and the other documents we refer to for a more complete understanding of our capital stock. Copies of our amended and restated certificate of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Immediately before the completion of this offering, we will amend and restate our certificate of incorporation and our bylaws. Our amended and restated certificate of incorporation will provide that we may issue up to 150,000,000 shares of common stock and 10,000,000 shares of preferred stock, both having par value $0.01 per share. As of January 11, 2008, 100 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Upon completion of this offering, 15,004,600 shares of our common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. If the underwriters exercise their option to purchase an additional 1,500,000 shares solely to cover over- allotments, 16,504,600 shares of our common stock would be outstanding immediately after this offering.

Common Stock

Voting Rights

Subject to the restrictions contained in our amended and restated certificate of incorporation regarding the transfer and ownership of our capital stock and except as may otherwise be specified in the terms of any class or series of common stock, our common stockholders will be entitled to one vote per share. Our common stockholders will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of our common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares of common stock, voting together as a single class.

Dividend Rights

Subject to the restrictions contained in our amended and restated certificate of incorporation regarding the transfer and ownership of our capital stock, our common stockholders will share ratably (based on the number of common shares held) if and when any dividend is declared by our Board of Directors. Dividends consisting of common stock may be paid only as follows: (i) common stock may be paid only to holders of common stock; and (ii) shares shall be paid proportionally with respect to each outstanding common share. We may not subdivide or combine shares of any class of common stock or issue a dividend on shares of any class of common stock without at the same time proportionally subdividing or combining shares of any other class or issuing a similar dividend on any other class.

Liquidation Rights

On our liquidation, dissolution or winding up, each of our common stockholders will be entitled to a pro rata dividend of any assets available for dividend to common stockholders.

Other Matters

In the event of our merger or consolidation with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), our common stockholders, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). No shares of our common stock will be subject to redemption or have preemptive rights to purchase additional shares. Upon completion of this offering, all the outstanding shares of common stock will be validly issued, fully paid and non-assessable.

Registration Rights Agreement with American Capital

We will enter into a registration rights agreement with American Capital with regard to the common stock owned by American Capital upon completion of this offering. Pursuant to the registration rights agreement, we will grant American Capital (i) unlimited demand registration rights to have these shares registered for re-sale and (ii) the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as our manager. American Capital’s registration rights with respect to 2,500,000 of the 5,000,000 shares of common stock that it will purchase simultaneously with this offering will only begin to apply three years after the date of this prospectus. Notwithstanding the foregoing, any registration will be subject to cutback provisions and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Preferred Stock

Our amended and restated certificate of incorporation provides that our Board of Directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately after the completion of this offering. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Restrictions on Ownership and Transfer of Our Capital Stock

In order to qualify as a REIT under the Internal Revenue Code for each taxable year beginning after December 31, 2008, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2008, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.

Our amended and restated certificate of incorporation, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our amended and restated certificate of incorporation provides that (subject to certain exceptions described below) no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of our common or capital stock. Pursuant to our amended and restated certificate of incorporation, our Board of Directors has the power to increase or decrease the percentage of common or capital stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our common or capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person’s percentage ownership of our common or capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our common or capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of common stock will be in violation of the decreased stock ownership limit. If our Board of Directors changes the stock ownership limit, it will (i) notify each stockholder of record of any such change, and (ii) publicly announce any such change, in each case at least 30 days prior to the effective date of such change.

Our amended and restated certificate of incorporation also prohibits any person from beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and from transferring shares of our capital stock if the transfer would result in our capital stock being beneficially owned by fewer than 100 persons. In addition, no such person may own an interest in any tenant that would cause us to own, actually or constructively, more than a 9.9% interest in such tenant. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our capital stock that are transferred to the trust (as described below), is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our Board of Directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our Board of Directors such conditions, representations and undertakings as our Board of Directors may deem reasonably necessary to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our Board of Directors has granted American Capital an exemption from these restrictions, subject to the continued accuracy of American Capital’s representation to us, among others, that no person or entity beneficially or constructively owns more than 9.8% (in value or number, whichever is more restrictive) of any class or series of our capital stock as a result of any such person or entity’s beneficial or constructive ownership of capital stock of American Capital, taken together with any shares of our capital stock owned by any such person or entity. Our Board of Directors may also require a ruling from the IRS or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions.

Any attempted transfer of our capital stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our amended and restated certificate of incorporation) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership contained in our amended and restated certificate of incorporation, our amended and restated certificate of incorporation provides that the purported transfer will be void ab initio. Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our capital stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of capital stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our amended and restated certificate of incorporation) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our capital stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in number or in value of all classes or series of our capital stock, including shares of our common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our capital stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall, upon demand, be required to provide to us such information as we may request, in good faith, to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the 9.8% ownership limitations in our amended and restated certificate of incorporation.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or might otherwise be in the best interests of our stockholders.

Anti-Takeover Effects of Delaware Law and Our Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation, which will be filed with the State of Delaware and become effective immediately prior to the completion of this offering, and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our Board of Directors. In addition to the above-described restrictions regarding the transfer and ownership of our capital stock, these provisions include the following:

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that stockholder action may not be taken by written consent in lieu of a meeting and that stockholder action may be taken only at an annual or special meeting of stockholders.

Elimination of the Ability to Call Special Meetings

Our bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our president, pursuant to a resolution adopted by a majority of our Board of Directors or a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings, or by the chairman of our Board of Directors. Stockholders are not permitted to call a special meeting or to require our Board of Directors to call a special meeting.

Removal of Directors; Board of Directors Vacancies

Our amended and restated certificate of incorporation provides that members of our Board of Directors may only be removed for cause, and only with the affirmative vote of the holders of at least 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors. Our by-laws provide that only our Board of Directors may fill vacant directorships. These provisions would prevent a stockholder from gaining control of our Board of Directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.

Amendment of Certificate of Incorporation and By-laws

The General Corporation Law of the State of Delaware, or DGCL, provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation generally requires the approval of both a majority of the combined voting power of all the classes of shares of our capital stock entitled to vote generally in the election of directors and a majority of the members of our Board of Directors to amend any provisions of our certificate of incorporation, except that provisions of our amended and restated certificate of incorporation relating to the powers, numbers, classes, elections, terms and removal of our directors, as well as the ability to fill vacancies on our Board of Directors requires the affirmative vote of at least 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors. In addition, our amended and restated certificate of incorporation (i) grants our Board of Directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the DGCL and (ii) requires that stockholders may only amend our bylaws with the affirmative vote of 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors.

The foregoing provisions of our amended and restated certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by our Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Section 203 of the DGCL

We will not be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. In our original certificate of incorporation, we have elected not to be bound by Section 203.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and by-laws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, except that such directors and officers will not be indemnified to the extent that any such person has committed willful misfeasance, bad faith, gross negligence or reckless disregard involved in the conduct of such person’s duty to or for us. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable to the extent such director has committed willful misfeasance, bad faith, gross negligence or reckless disregard of such director’s duties involved in the conduct of the office of director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is Computershare Trust Company, N.A. The principal business address of Computershare Trust Company, N.A. is P.O. Box 43010, Providence, Rhode Island 02940-3010.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

Prior to this offering, we had 100 shares of our common stock outstanding. Upon completion of this offering, 15,004,600 shares of our common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. If the underwriters exercise their option to purchase an additional 1,500,000 shares solely to cover over-allotments, 16,504,600 shares of our common stock would be outstanding immediately after this offering.

Lock-Up Agreements

We and each of our Manager, our directors and executive officers have severally agreed that, for a period of 180 days after the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dispose of or hedge any shares of our common stock, subject to certain exceptions and extension in certain circumstances. American Capital has agreed that, for a period of 365 days after the date of this prospectus, it will not, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dispose of or hedge 2,500,000 of the 5,000,000 shares of our common stock that it will purchase in the concurrent private placement, subject to certain exceptions and extension in certain circumstances. American Capital has also agreed to a 180-day lock-up with respect to the remaining shares of common stock that it purchases in the private placement. There are no present agreements between Citigroup Global Markets Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated and any of American Capital, our Manager, our directors, our executive officers or us to release any of them or us from these lock-up agreements. However, we cannot predict the circumstances or timing under which Citigroup Global Markets Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated may waive these restrictions.

Registration Rights

We will enter into a registration rights agreement with American Capital with regard to the common stock owned by American Capital upon completion of this offering. Pursuant to the registration rights agreement, we will grant to American Capital (i) unlimited demand registration rights to have these shares registered for resale and (ii) the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering so long as we retain our Manager as our manager. American Capital’s registration rights with respect to 2,500,000 of the 5,000,000 shares of common stock that it will purchase simultaneously with this offering will only begin to apply three years after the date of this prospectus. Although American Capital has indicated to us that is does not presently intend to sell or otherwise dispose of 2,500,000 shares of common stock that it will purchase in this private placement for at least three years after the date of this prospectus, its intentions may change at any time in the future. If American Capital’s intentions should change, it may sell these shares in a transaction that is not subject to registration under the Securities Act if an exemption from such registration is available.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through The NASDAQ Global Market during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in common stock of American Capital Agency Corp. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “American Capital Agency Corp.,” “we,” “our” and “us” mean only American Capital Agency Corp. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate American Capital Agency Corp. and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons who receive American Capital Agency Corp. stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding American Capital Agency Corp. stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

The federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock.

Taxation of American Capital Agency Corp.

We intend to elect to be taxed as a REIT, commencing with our initial taxable year ending December 31, 2008, upon the filing of our federal income tax return for such year. We believe that we have been organized and expect to operate in such a manner as to qualify for taxation as a REIT.

The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with our formation and election to be taxed as a REIT. In connection with this offering of our common stock, we expect to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be based on various assumptions relating to our organization and operation and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued and will not cover subsequent periods. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.

For tax years through 2010, most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•

If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

•

If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries, including our TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7)	which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, is 2008). Our amended and restated articles of incorporation provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stocks. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our stock and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We intend to adopt December 31 as our year-end, and thereby satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. If we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, our TRS or other taxable corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated as holding the assets of our TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRSs will be conducted on an arm’s-length basis.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including, generally, agency securities and certain types of mortgage-backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

We intend to invest exclusively in agency securities that are either pass-through certificates or CMOs. We expect that the agency securities will be treated either as interests in a grantor trust or as interests in a REMIC for federal income tax purposes and that all interest income from our agency securities will be qualifying income for the 95% gross income test. In the case of an agency securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of agency securities treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. We expect that substantially all of our income from agency securities will be qualifying income for purposes of the REIT gross income tests.

As described in “Business—Our Financing Strategy,” we may, in the future, purchase agency securities through TBAs and may recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. There is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test and we would not treat these items as such unless we receive a reasoned, written opinion (within the meaning of applicable Treasury regulations) of our counsel that such income and gains should be treated as such. Consequently, our ability to enter into dollar roll transactions and other dispositions of TBAs could be limited. Moreover, even if we were to receive the opinion of counsel described above, it is possible that the IRS could assert that such income is not qualifying income. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income when added to any other non-qualifying income exceeded 25% of our gross income.

Rents received by us, if any, will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from our TRS or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally will not be qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by our TRS will not be included for purposes of the gross income tests. Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of the 95% gross income test, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from such transactions will not be qualifying income for the 75% gross income test, and income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of income and gains from the disposition of TBAs, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include some kinds of mortgage-backed securities and mortgage loans, as well as interests in real property and stock of other corporations that qualify as REITs. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.

Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

We intend to invest exclusively in agency securities that are either pass-through certificates or collateralized mortgage obligations. We expect that the agency securities will be treated either as interests in grantor trusts or as interests in REMICs for federal income tax purposes. In the case of an agency securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. We expect that substantially all of our agency securities treated as interests in grantor trust will qualify as real estate assets. In the case of agency securities treated as interests in a REMIC, such interests will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset and income tests.

We intend to enter into sale and repurchase agreements under which we would nominally sell certain of our agency securities to a counterparty and simultaneously enter into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. We believe that we would be treated for REIT asset and income test purposes as the owner of the agency securities that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the agency securities during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

As described in “Business—Our Targeted Investments,” we may, in the future, purchase agency securities through TBAs. There is no direct authority with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test and we would not treat TBAs as such unless we receive a reasoned, written opinion (within the meaning of applicable Treasury regulations) of our counsel that TBAs should be treated as such. Consequently, our ability to purchase TBAs could be limited. Moreover, even if we were to receive the opinion of counsel described above, it is possible that the IRS could assert that TBAs are not qualifying assets. In the event that TBAs were determined not to be qualifying for the 75% asset test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such assets when added to any other non-qualifying assets exceeded 25% of our gross assets.

No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

If we should fail to satisfy the asset tests at the end of a calendar quarter, including any failure to satisfy the 75% asset test as a result of any future investments in TBAs, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of

(1) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and

(2) 90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b) the sum of specified items of non-cash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a tax deduction for us, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from any subsidiaries, and (b) our inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

•

loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. Because we will invest exclusively in agency securities, we not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.

Derivatives and Hedging Transactions

We and our subsidiaries will enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that American Capital Agency Corp. or a pass-through subsidiary enters into a hedging transaction to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets and the instrument is properly identified as a hedge along with the risk it hedges within prescribed time periods, any periodic income from the instrument, or gain from the disposition of such instrument, would be excluded altogether from the 95% gross income test, and would be treated as non-qualifying income for the 75% gross income test. To the extent that we hedge in other situations (for example, against fluctuations in the value of foreign currencies), the resultant income will be treated as income that does not qualify under the 75% or the 95% gross income test. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We intend to conduct some or all of our hedging activities (including hedging activities relating to currency risk) through our TRS, the income from which will be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through 2010). In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 15% maximum federal rate through 2010) for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of American Capital Agency Corp.—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of American Capital Agency Corp.—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of American Capital Agency Corp. Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 15% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Foreign Stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. A “non-U.S. holder” is any person other than:

•	a citizen or resident of the United States;

•

a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends. The portion of dividends received by non-U.S. holders that is (1) payable out of our earnings and profits, (2) which is not attributable to our capital gains and (3) which is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends. Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S.

holders with respect to such gain, or (2) the non- U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his capital gains.

A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “—Taxation of Foreign Stockholders—Ordinary Dividends”), if (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange following this offering.

Dispositions of American Capital Agency Corp. Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI. However, we cannot assure you that our stock will not become a USRPI.

Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we will be, a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically-controlled qualified investment entity.

In the event that we are not a domestically controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. holder’s sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our outstanding common stock any time during the one-year period ending on the date of the sale. We expect that our common stock will be regularly traded on an established securities market following this offering.

If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (2) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.

Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning American Capital Agency Corp. stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

UNDERWRITING

Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated as of the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of our common stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.	3,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,000,000
Credit Suisse Securities (USA) LLC	1,000,000
Deutsche Bank Securities Inc.	1,000,000
Morgan Stanley & Co. Incorporated	1,000,000
Banc of America Securities LLC	250,000
HSBC Securities (USA) Inc.	250,000
JMP Securities LLC	250,000
RBC Capital Markets Corporation	250,000

Total	10,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares of common stock included in this offering are subject to approval of legal matters by counsel and to other customary conditions. The underwriters will be obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $0.75 per share. The underwriters may allow, and dealers may re-allow, a concession not to exceed $0.10 per share on sales to other dealers. If all of the shares are not sold at the initial public offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend sales to discretionary accounts to exceed five percent (5%) of the total number of shares of our common stock offered by them.

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,500,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purposes of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

No Sales of Similar Securities

We have agreed that, for a period of 180 days after the date of this prospectus, we will not, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, except for (1) the 5,000,000 shares that will be issued to American Capital in a private placement simultaneously with the completion of this offering, (2) any shares, or options to purchase shares that may granted pursuant to our existing equity incentive plan, (3) any shares issued pursuant to any dividend reinvestment plan, or (4) any shares issued in any merger or acquisition transaction. However, in the event that either (1) during the last 17 days of this 180-day “lock-up” period, we release earnings results or material news or a material event relating to us occurs, or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then, in either case, the expiration of the “lock-up” will be extended to the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated waives, in writing, such an extension.

Our Manager and each of our executive officers and directors have agreed that, for a period of 180 days after the date of this prospectus, they will not, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. American Capital has agreed that, for a period of 365 days after the date of this prospectus, it will not, without the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dispose of or hedge 2,500,000 of the 5,000,000 shares of our common stock that it will purchase in the concurrent private placement, subject to certain exceptions. American Capital has also agreed to a 180-day lock-up with respect to the remaining shares of common stock that it purchases in the concurrent private placement. However, in the event that either (1) during the last 17 days of the 180-day or 365-day “lock-up” period, we release earnings results or material news or a material event relating to us occurs, or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then, in either case, the expiration of the “lock-up” will be extended to the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated waive, in writing, such an extension.

Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated may, in their sole discretion, release any of the securities subject to these lock-up agreements at any time without notice. There are no present agreements between Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, American Capital, our Manager, any of our executive officers or directors or us to release any of them or us from these lock-up agreements. However, we cannot predict the circumstances or timing under which these restrictions may be waived.

Sales in Other Jurisdictions

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior content of the manager for any such offer; or

•	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, (i) the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and (ii) the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in such Relevant Member State.

We have been advised by the underwriters that:

•

they have complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, or FSMA, with respect to anything done by them in relation to our common stock in, from or otherwise involving the United Kingdom; they have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by them in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us;

•

they will not offer or sell any of our common stock directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

•

they and each of their affiliates have not (i) offered or sold and will not offer or sell in Hong Kong, by means of any document, our common stock other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in their possession for the purposes of issue, and will not issue or have in their possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to our common stock, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice;

•

this prospectus or any other offering material relating to our common stock has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and our common stock will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, our common stock may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus or any other offering material relating to our common stock be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and

Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act;

•

they are aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz, the “Act”) of the Federal Republic of Germany has been or will be published with respect to our common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering (ôffentliches Angebot) within the meaning of the Act with respect to any of our common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements;

•

shares of our common stock are being issued and sold outside the Republic of France and that, in connection with their initial distribution, they have not offered or sold and will not offer or sell, directly or indirectly, any of our common stock to the public in the Republic of France, and that they have not distributed and will not distribute or cause to be distributed to the public in the Republic of France, this prospectus or any other offering material relating to our common stock, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated 1st October, 1998; and

•

shares of our common stock may not be offered, sold, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities, or Professional Investors, provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of our common stock is publicly announced (whether electronically or otherwise) in The Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our common stock, and this prospectus or any other offering material relating to our common stock may not be considered an offer or the prospect of an offer to sell or exchange our common stock.

Offering Price Determination

Prior to this offering, there had been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price was our management, our estimated net income, our estimated cash available for distribution to our common stockholders, our growth prospects, current market valuations, financial performance and dividend yields of publicly-traded companies considered by us and the underwriters to be comparable to us, and the current state of the market for RMBS and the economy as a whole. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

Listing

Our common stock has been approved for listing on The NASDAQ Global Market under the symbol “AGNC.”

Underwriting Commissions and Discounts

The following table summarizes the underwriting commissions and discounts that we will pay the underwriters in connection with this offering. These amounts are shown assuming no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock to cover over-allotments, if any.

	Paid by Us
	No Exercise	Full Exercise
Per share	$1.25	$1.25
Total	$12,500,000	$14,375,000

Stabilization, Short Positions and Penalty Bids

In connection with the offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The NASDAQ Global Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our expenses of this offering, excluding the underwriting discount, will be $1,300,000.

The underwriters or their affiliates have engaged in transactions with, and have performed underwriting, investment banking, lending and advisory services for American Capital and/or its affiliates in the ordinary course of their business and may do so for us as well as our Manager, American Capital and its other affiliates in the future. Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets

Corporation have acted as underwriters and financial advisors on a number of equity and debt offerings by American Capital and have provided lending to American Capital. Currently, an affiliate of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc. are lenders to American Capital under its commercial paper conduit securitization facility. Affiliates of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. Inc., Banc of America Securities LLC, HSBC Securities (USA) Inc. and RBC Capital Markets Corporation are lenders under America Capital’s unsecured revolving line of credit. American Capital has entered into master repurchase agreements with Merrill Lynch, Pierce, Fenner & Smith Incorporated and an affiliate, Banc of America Securities LLC and Deutsche Bank Securities Inc. We have also entered into master repurchase agreements with Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and an affiliate, Credit Suisse Securities (USA) LLC, Banc of America Securities Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated. They have received or will receive customary fees and reimbursements of expenses for these transactions and services.

A prospectus supplement in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

LEGAL MATTERS

Certain legal matters in connection with this offering including the validity of the shares being offered by this prospectus and certain tax matters, will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Hunton & Williams LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our balance sheet at January 11, 2008, as set forth in their report dated January 11, 2008. This balance sheet is included in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports and proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Report of Independent Registered Public Accounting Firm

The Board of Directors of American Capital Agency Corp.

We have audited the accompanying balance sheet of American Capital Agency Corp. (the “Company”) as of January 11, 2008. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Company at January 11, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

January 11, 2008

AMERICAN CAPITAL AGENCY CORP.

BALANCE SHEET

As of January 11, 2008

Assets
Cash	$1,000

Total assets	$1,000

Liabilities
Commitments and contingencies	$—

Stockholder’s Equity
Common stock, par value $0.01, 1,000 shares authorized, 100 shares issued and outstanding	$1
Additional paid-in capital	999

Total stockholder’s equity	1,000

Total liabilities and stockholder’s equity	$1,000

See accompanying notes to the Balance Sheet.

AMERICAN CAPITAL AGENCY CORP.

NOTES TO BALANCE SHEET

As of January 11, 2008

1. Organization

American Capital Agency Corp. (the “Company”) was organized in Delaware on January 7, 2008. Under the Certificate of Incorporation, the Company is authorized to issue up to 1,000 shares of common stock, par value $0.01 per share. The Company has not commenced operations.

2. Formation of the Company/Initial Public Offering

The Company intends to conduct an initial public offering of common stock, which is anticipated to be completed in the second quarter of 2008. The net proceeds from the offering will be used to acquire single-family residential mortgage pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency, e.g., the Government National Mortgage Association, or a U.S. Government-sponsored entity, e.g., the Federal National Mortgage Association, and the Federal Home Loan Mortgage Corporation (“agency securities”). The Company will be subject to the risks involved with agency securities as well as other high-quality mortgage-backed securities. These include, among others, the risks normally associated with changes in the prepayment rates, interest rates levels, general economic climate, health of the general credit and mortgage finance markets, creditworthiness of borrowers, and changes in tax laws, and the availability of financing. The Company intends to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending December 31, 2008. In order to qualify and maintain its tax status as a REIT, the Company plans to distribute at least 90% of its taxable income.

The sole stockholder of the Company is American Capital Strategies, Ltd. (“American Capital”). American Capital’s initial capital contribution to the Company of $1,000 was made on January 11, 2008.

The Company will be externally managed and advised by American Capital Agency Management, LLC (the “Manager”), a wholly-owned subsidiary of American Capital, LLC, which is a wholly-owned portfolio company of American Capital.

3. Significant Accounting Policies

Use of Estimates

The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Underwriting Commissions and Costs

Underwriting commissions and costs to be incurred in connection with the Company’s stock offerings will be reflected as a reduction of additional paid-in-capital.

Organizational Costs

Organizational costs include partnership filing costs, audit fees related to the initial registration and initial balance sheet audit and various legal start-up costs. Organizational costs incurred prior to the commencement of this offering will be paid directly by American Capital and the Company will reimburse American Capital for these costs contingent on the commencement of this offering.

Organizational costs fall into one of two categories. Certain organizational costs, including costs associated with preparing the initial registration statement and qualification of the offering in all applicable jurisdictions, typesetting and printing of the prospectus, federal and state registration fees are classified as offering costs and will be charged to additional paid-in-capital upon completion of the offering. All other organizational costs that are not deemed offering costs (as they do not fall into the categories specified above) will be expensed upon commencement of the offering.

4. Off-Balance Sheet Arrangements

As of January 11, 2008, the Company did not have any off-balance sheet arrangements.

10,000,000 Shares

Common Stock

PROSPECTUS

May 14, 2008

Citi

Merrill Lynch & Co.

Credit Suisse

Deutsche Bank Securities

Morgan Stanley

Banc of America Securities LLC

HSBC

JMP Securities

RBC Capital Markets

Until June 8, 2008 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.